AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH  __, 1999

                                                           REGISTRATION NO. 333-
                                                           =====================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ___________

                                    FORM S-1

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                    ________

                              FORECROSS CORPORATION

             (Exact name of Registrant as specified in its charter)


      CALIFORNIA                     7372                     94-2823882
   (State or other        (Primary Standard Industrial      (I.R.S. Employer
    jurisdiction of        Classification Code Number)      Identification No.)
    incorporation
   or organization)


                            90 NEW MONTGOMERY STREET
                         SAN FRANCISCO, CALIFORNIA 94105
                TELEPHONE: 415 543-1515; FACSIMILE: 415 543-6701
     (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                              BERNADETTE CASTELLO,
                  SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            90 NEW MONTGOMERY STREET
                         SAN FRANCISCO, CALIFORNIA 94105
                TELEPHONE: (415) 543-1515; FACSIMILE: (415) 543-6701
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ____________
                          COPIES OF COMMUNICATIONS TO:
                            ANDREW J. COSENTINO, ESQ.
                                GREENBERG TRAURIG
                           200 PARK AVENUE, 15TH FLOOR
                            NEW YORK, NEW YORK  10166
                TELEPHONE: (212) 801-9304; FACSIMILE: (212) 801-6400


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                  ____________

                                          CALCULATION OF REGISTRATION FEE


                                                        PROPOSED
                                                        MAXIMUM           PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                                  OFFERING PRICE    AGGREGATE OFFERING
SECURITIES TO BE REGISTERED  AMOUNT TO BEREGISTERED(1)  PER SHARE(2)      PRICE(2)              AMOUNT OFREGISTRATION FEE
Common Stock, no par value                     418,333  $           0.50  $            209,167  $                    58.00
---------------------------  -------------------------  ----------------  --------------------  --------------------------
Common Stock, no par value                      30,000  $           0.50  $             15,000  $                     4.17
                             -------------------------  ----------------  --------------------  --------------------------
Total                                          448,333  $           0.50  $            224,167  $                    62.17
===========================  =========================  ================  ====================  ==========================

(1) In the event of a stock split, stock dividend, or similar transaction involving our common stock, in order to prevent dilution, the number of shares of common stock registered in this offering shall be automatically increased to cover additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act. Represents the average bid and asked prices (rounded to the nearest cent) reported for our common stock on the Nasdaq OTC Bulletin Board on March 25, 1999.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.



                   Subject to Completion, Dated March __, 1999



                         448,333 SHARES OF COMMON STOCK



                              FORECROSS CORPORATION



     This prospectus relates to an aggregate of 448,333 shares of common stock, no par value per share of Forecross Corporation, consisting of (1) the proposed offer and resale from time to time by certain selling stockholders of an aggregate of up to 418,333 shares of our common stock which were previously acquired by the selling stockholders in a private placement, and (2) the proposed offer and resale from time to time by a selling stockholder of up to 30,000 shares of common stock to be issued upon exercise of a warrant. The shares registered hereby have been registered pursuant to our obligations contained in written agreements with the selling stockholders. We are registering the shares to provide the holders of such shares with fully tradable shares of common stock. There can be no assurance, despite registration of the shares, that any of the shares will be sold by the selling stockholders, or that the warrant will be exercised.

     We will not receive any proceeds from the sale of the shares by the selling stockholders. We will pay all of the expenses, estimated to be approximately $_________, in connection with this offering, other than underwriting and brokerage commissions, discounts, fees and counsel fees and disbursements and expenses attributed solely to the selling stockholders. See "Use of Proceeds," "Selling Stockholders" and "Plan of Distribution."

     Our common stock is currently quoted on the Nasdaq OTC Bulletin Board under the symbol "FRXX." On March __, 1999, the average of the bid and ask prices of the common stock as quoted on the OTCBB was $_____ per share.

     The shares being offered hereby by the selling stockholders have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration of those shares under the securities laws of the state in which those transactions occur, or the existence of any exemption from registration.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense

     Investing in our securities involves numerous risks. See "Risk Factors" beginning on page .

                             TABLE OF CONTENTS

                                   Page                                   Page
                                   ----                                   ----
PROSPECTUS SUMMARY                       MANAGEMENT
RISK FACTORS                             PRINCIPAL STOCKHOLDERS
USE OF PROCEEDS                          RELATED PARTY TRANSACTIONS
DIVIDEND POLICY                          DESCRIPTION OF SHARE CAPITAL
CAPITALIZATION                           TAXATION
DILUTION                                 SHARES ELIGIBLE FOR FUTURE SALE
SELECTED FINANCIAL DATA                  SELLING STOCKHOLDERS
MANAGEMENT'S DISCUSSION AND              PLAN OF DISTRIBUTION
  ANALYSIS OF FINANCIAL CONDITION        LEGAL MATTERS
  AND RESULTS OF OPERATIONS              EXPERTS
BUSINESS                                 ADDITIONAL INFORMATION
                                         INDEX TO FINANCIAL STATEMENTS


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

     IN  CONNECTION  WITH AN  UNDERWRITTEN  OFFERING,  THE SEC RULES  PERMIT THE
UNDERWRITERS TO ENGAGE IN TRANSACTIONS THAT STABILIZE THE PRICE OF OUR SECURITIES. THESE TRANSACTIONS MAY INCLUDE, AMONG OTHER THINGS, PURCHASES FOR THE PURPOSE OF FIXING OR MAINTAINING THE PRICE OF OUR SECURITIES AT A LEVEL THAT IS HIGHER THAN THE MARKET WOULD DICTATE IN THE ABSENCE OF SUCH TRANSACTIONS. IF THE SECURITIES COVERED BY THIS REGISTRATION STATEMENT ARE OFFERED BY UNDERWRITERS, WE DO NOT KNOW WHETHER THE UNDERWRITERS WILL ENGAGE IN ANY TRANSACTIONS OF THAT SORT. IF THE UNDERWRITERS ENGAGE IN ANY TRANSACTIONS OF THAT TYPE, THEY MAY DISCONTINUE THEM.

                              PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes thereto appearing elsewhere in this prospectus. The summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our company.

Assess/2000, Renovate/2000, Confirm/2000, and Complete/2000 are our trademarks. This prospectus may also contain tradenames or trademarks of other companies.

                                   THE COMPANY

GENERAL  BACKGROUND

We develop, market and sell sophisticated software and associated services to large computer-using organizations for the automated conversion of existing business software applications to new computing environments. This conversion process is usually referred to as migration from one software platform to another. We also develop, market and sell similar software and services to large organizations for the automated assessment and renovation of non-year 2000-compliant business software applications.

Our products are designed to automate, after various individual parameters and options are established, up to 100% of the actual migration from one database or source language to another and the year 2000 assessment and renovation of existing applications. Our automated processing contrasts with slower and more error-prone traditional migration and year 2000 assessment/renovation technologies which rely upon programmers replacing existing code manually on a line-by-line basis. It has been our experience that 95% or more of the business application programs commonly found in large computerized organizations can be migrated or made year 2000-compliant with 100% automation. The remaining 5% can usually be processed with 80% or more automation. Migrated applications are functionally equivalent to their unconverted counterparts, and, in our experience, maintainability and performance in the new environment are typically unaffected or enhanced. Each of our products includes a significant number of customization options which can be selected by the user to achieve specific conversion or renovation objectives.

In response to our customers' requirements, we have established our factory processing concept. Each factory is distinguished not by bricks and mortar but as a working environment in which we use our software products to execute migration and year 2000-compliance projects for our customers. We continue to provide these automated application migration and year 2000 factory services to our customers, using factories we have established for this purpose on our premises as well as off-site factories that we can install at customer locations to meet the specific demands of certain customers.

MARKET  AND  PRODUCTS

At its largest, our management estimates that the potential worldwide market for our products includes approximately 30,000 large organizations, including the so-called Fortune 2,000 companies and comparable government, financial services, healthcare, education, and other service organizations. Most of these organizations automated their business and data processing functions before the advent of current technologies. These organizations characteristically have a large inventory of crucial information systems based on rapidly obsolescing technology.

We have licensed and delivered our products and ancillary services to customers throughout North America, and in Taiwan, France, Belgium, Germany, and South Africa. Companies such as Aetna Life Insurance, AT&T, Bank of America NT & SA, Bank of Montreal, Bear Stearns & Company, International Business Machines Corporation, Home Savings of America, Kimberly-Clark Corporation, New Brunswick Telephone, Price Waterhouse LLP, Royal Bank of Canada, and Union Gas Corporation have used our products and services. Recent and current customers include Charles Schwab & Company, Inc., Brown Brothers Harriman & Co., Sapiens USA, Inc., Ciber, Inc., Electronic Data Systems Corporation, and BDM International (now part of TRW Inc.).

We have developed and market nine migration products to convert source language or databases to other language or databases. We share ownership of three of those products.

We have also developed and market three year 2000 renovation products for thirteen languages (plus 2 languages for which we no longer market products):
Assess/2000, Renovate/2000, and Confirm/2000, which are integrated into our Complete/2000 software solution.

OUR  STRATEGY

We intend to continue to develop and market proprietary and innovative technology for the automated migration and year 2000 assessment/renovation/confirmation of existing applications. Our management believes that the market will increasingly perceive that highly automated solutions to their migration and year 2000 needs cost less and are more reliable than less automated solutions

CORPORATE  BACKGROUND

Our predecessor company, Jonescast, Inc., was organized in 1982 under the laws of the state of California. We are a corporation organized in 1985 under the laws of the State of California. Our principal executive offices are at 90 New Montgomery Street, San Francisco, California 94105; telephone number (415) 543-1515; facsimile number (415) 543-6701.

USE  OF  PROCEEDS

We  will  not  receive  any  of  the  proceeds  of  this  offering.

RISK  FACTORS

An investment in the securities involves a high degree of risk. Prospective investors should carefully review the section entitled "Risk Factors" as well as other information provided in this prospectus.


                                  THE OFFERING

We are registering for resale by selling shareholders (1) 418,333 shares of our common stock, and (2) 30,000 shares of common stock which may be acquired upon the exercise of an outstanding warrant. We have been advised that the selling stockholders may from time to time sell all or part of the shares of common stock in one or more transactions on the Nasdaq OTCBB or whatever may be the principal market for our shares at the time. The shares may also be offered in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The selling stockholders may effect those transactions by selling the shares in negotiated transactions, on the applicable securities market or through broker-dealers. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Alternatively, the selling stockholders may from time to time offer the shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of securities for whom they act as agents. The selling stockholders have agreed to certain restrictions on their sale of the shares. See "Selling Stockholders" and "Plan of Distribution."


Shares offered by Selling Stockholders  448,333 shares of common stock

Common stock  outstanding before  the
 offering                               12,221,945 shares

Common stock outstanding after the
 offering                               12,221,945 shares

Use of Proceeds                         We will not receive any proceeds from
                                        the sale of the shares being registered
                                        in this offering by the Selling
                                        Stockholders.  See "use of Proceeds."

Nasdaq OTCBB Trading Symbol             "FRXX"

     The shares of common stock which may be offered by this prospectus have been or may be acquired by the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933 provided by
Section 4(2) of the Securities Act. The 418,333 shares of common stock were acquired by the selling stockholders in a private placement that closed in January 1999. They are being registered pursuant to the terms of a registration rights agreement entered into at that time between us and certain of the selling stockholders. The 30,000 shares underlying the warrant are being registered pursuant to the terms of a warrant dated as of January 19, 1999 by and between us and the warrant holder. See "Selling Stockholders" and "Plan of Distribution."
                      ______________________

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words like "may," "could," "would," "will," "anticipates," expects," "intends," "plans," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                             ______________________

                             SUMMARY FINANCIAL DATA
                             ----------------------



The data below has been prepared in accordance with generally accepted accounting principles, and is derived from the financial statements and the notes thereto appearing elsewhere in this prospectus, except for the balance sheet data as of September 30, 1996 and December 31, 1997, which do not appear in this prospectus. The adjusted unaudited balance sheet data as at December 31, 1998 gives effect to the sale by us in a January, 1999 private placement, of 418,333 of the shares of common stock offered hereby at a price of $0.75 per share, net of offering expenses of approximately $23,000 in the private placement.

                                                 Year Ended September 30,       Three Months Ended December 31,
                                         ----------------------------------------  --------------------------
                                             1998          1997          1996          1998          1997
                                         ------------  ------------  ------------  ------------  ------------
                                                                                   (Unaudited)   (Unaudited)
Statements of Operations Data:
Total net revenues                       $ 7,168,752   $ 5,775,038   $ 2,399,672   $   759,915   $ 1,384,238
Gross margin                               2,749,405     2,408,430       968,183       117,309       230,973
Loss from operations                      (2,022,742)     (975,856)     (329,605)     (635,123)     (833,023)
Net loss                                  (2,328,652)   (1,045,511)     (461,046)     (769,111)     (859,160)
Net loss per share - basic and diluted

                                         $     (0.20)  $     (0.09)  $     (0.04)  $     (0.07)  $     (0.07)
Shares used in computing per share data

                                          11,761,920    11,681,035    11,370,804    11,766,112    11,758,112

                                           September 30,                        December 31, 1998
                              ---------------------------------------  -------------------------------------
                                  1998         1997          1996         Actual      As Adjusted Pro Forma
                              ------------  -----------  ------------  ------------  -----------------------
                                                                        (Unaudited         (Unaudited)
Balance Sheet Data:
Cash and cash equivalents     $    98,249   $  275,243   $    99,427   $    42,244   $              332,994
Working capital (deficit)      (1,735,813)     442,765    (1,077,531)   (2,933,636)              (2,642,886)
Total assets                    1,995,719    3,301,051       726,896     1,405,329                1,696,079
Deferred revenue, long-term     1,545,417    2,110,417             -     1,404,166                1,404,166
Long-term debt and capital
lease obligations (net of
current portion)                  673,059            -       223,923       271,541                  271,541
Shareholders' deficit          (3,276,564)    (995,912)   (1,120,649)   (4,007,425)              (3,716,675)

                                RISK FACTORS

     You should carefully consider the risks described below before making a decision to invest in us. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading price of our stock could decline, and you may lose all or part of your investment. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including the risks faced by us described below and elsewhere in this prospectus.

WE HAVE INCURRED NET LOSSES SINCE COMMENCING BUSINESS AND MAY NOT ACHIEVE PROFITABILITY

We have not historically been profitable. As of December 31, 1998, we had suffered cumulative operating losses aggregating $8,761,190. There is no assurance that we will be able to achieve profitability on a consistent basis or at all.

WE HAVE LIMITED WORKING CAPITAL AND MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE IN ORDER TO CONTINUE AS A GOING CONCERN

At December 31, 1998, we had a net shareholder's deficit of $4,007,425, and a net working capital deficiency of $2,933,636. Our working capital has fallen below levels that were customary for our business previously. These conditions raise substantial doubts about our ability to continue as a going concern. There is no assurance that we will meet our working capital and other cash requirements with cash derived from operations, short-term receivables and other financing as required. We also must continue to improve the efficiency of our operations to achieve and maintain positive cash flow from operations. If adequate funds are not available when required or on acceptable terms, we may be required to delay, scale back or eliminate our product development activities and sales and marketing efforts. If this were to become necessary, it could adversely affect our business, results of operations and prospects. See "-Liquidity and Capital Resources," and Note 1 of Notes to Financial Statements.

THE PRICE OF OUR COMMON STOCK HAS BEEN HIGHLY VOLATILE AND MAY CONTINUE TO BE VOLATILE IN THE FUTURE

Our stock price has been volatile since our initial public offering on the Vancouver Stock Exchange in 1994. We believe that factors such as awareness of the year 2000 problem, quarterly fluctuations in the results of our operations, announcements of new products by us or our competitors, changes in revenue or earnings estimates by securities analysts, changes in accounting principles or their application and other factors may cause the market price of our stock to continue to fluctuate, perhaps substantially. We may experience sharp decreases in the price of our securities no matter how well or poorly we perform. Fluctuations in our stock may, in turn, adversely affect our ability to attract and retain qualified personnel, and to gain access to capital and financing if needed.

OUR  FUTURE  REVENUES  ARE UNPREDICTABLE AND OUR FINANCIAL RESULTS MAY FLUCTUATE

We have experienced quarterly and other fluctuations in revenues and operating results and expect these fluctuations to continue in the future. We believe that these fluctuations have been attributable, in significant part, to the timing, size and nature of our contracts with our customers; the performance of our distributors; the timing of the introduction of new products or services by our competitors; the decision of potential customers to perform such projects using internal resources; changes in our operating expenses; personnel changes; and fluctuations in economic and financial market conditions.

WE  BEAR  THE  RISK  OF  CONTRACTUAL  COST  OVERRUNS  AND  INFLATION

Most of our migration contracts are for a fixed fee. Our projects for year 2000 services are generally based on a fixed price per line of code assessed and/or renovated. Although the contracts contain provisions allowing us to charge additional fees to our customers in the event that unanticipated or "out of scope" work must be done, we nevertheless bear the risk of cost overruns and inflation.

OUR OPERATING RESULTS COULD VARY UNEXPECTEDLY IF WE INACCURATELY ESTIMATE CONTRACT COMPLETION COSTS

A significant percentage of our revenue that is derived from migration contracts and projects for year 2000 services is recognized on the percentage-of-completion method, which requires revenue to be recorded over the term of the contract. A loss is recorded at the time when current estimates of project costs exceed unrecognized revenue. Our operating results may be adversely affected by inaccurate estimates of contract completion costs.

WE MAY BE UNABLE TO ADJUST OUR EXPENSE LEVELS IN TIMELY FASHION TO COMPENSATE FOR UNEXPECTED REVENUE SHORTFALLS

Our expense levels are based, in part, on our expectations as to future revenue and are fixed, to a large extent, in the short term. Accordingly, any significant shortfall in revenue relative to our expectations would have an immediate and material adverse effect on our business.

FUTURE PRODUCTS OR THE OCCURRENCE OF EVENTS OR CIRCUMSTANCES WHICH REDUCE THE ADVANTAGES OF MIGRATION USING HIGHLY AUTOMATED SOFTWARE PROCESSES COULD REDUCE THE COMPETITIVENESS OF OUR PRODUCTS

We are not currently aware of any direct competitors that license, use or sell fully automated, near-complete migration software, although we are aware of some vendors who offer or use migration software which is less automated than our own. However, other software developers and vendors may create such software directed at our market. If this should happen, or if the costs and risks associated with an enterprise rewriting its business applications for the new technologies are otherwise significantly reduced, it is possible that significantly fewer enterprises will choose the migration alternative using our products.

MANY ACTUAL AND POTENTIAL COMPETITORS FOR MIGRATION PROJECTS HAVE STRONGER BRAND NAMES AND GREATER RESOURCES THAN US

We have competitors in the form of service organizations, such as accounting and computer consulting companies, which provide a combination of automated and manual conversion. Many of those organizations have substantially greater human and financial resources, and greater brand recognition, than we do. These companies may have significant competitive advantages through other lines of business and existing business relationships.

THE  YEAR  2000  ASSESSMENT  AND  RENOVATION  MARKET  IS  HIGHLY  COMPETITIVE

In the year 2000 renovation market, we are aware of various software vendors whose products currently address COBOL, one of the languages addressed by our products. It is possible that these other software vendors, many of whom have substantially more human and financial resources and better brand name recognition than we have, may develop other products to compete with the non-COBOL products that we offer. Further, we and our industry competitors must compete with the internal information systems departments of potential customers for year 2000 renovation projects with those potential customers.

WE DEPEND ON A SMALL NUMBER OF CUSTOMERS AND A RELATIVELY SMALL NUMBER OF PROJECTS FOR OUR REVENUES

Our results of operations are attributable to a limited number of orders, the average size of which exceeds $500,000. During the year ended September 30, 1998, Brown Brothers Harriman & Company (40%), Charles Schwab & Co., Inc. (12%), and our Distributors, treated as one customer (10%) represented sixty-two percent (62%) of our total revenues. The President and Chief Executive Officer of Gardner Solution 2000, L.L.C., is also the Chief Executive Officer of Y2K Solutions, L.P., CY2K Solutions, L.L.C. and PY2K Solutions, L.L.C., all of whom are our distributors for year 2000 renovation offerings using our Complete/2000 software and services.

During the fiscal year ended September 30, 1997, our distributors, treated as one customer (17%), NCR Corporation (15%), Aetna Life Insurance Company (11%) and Brown Brothers Harriman & Company (10%) represented fifty-three percent (53%) of our total revenues. During 1996, Bear Stearns & Company, Inc. (20%), Humana Incorporated (14%), New Brunswick Telephone (13%) and Aetna Life Insurance Company (10%) represented fifty-seven percent(57%) of our total revenues. During the three months ended December 31, 1998, Brown Brothers Harriman & Company (30%), our distributors, treated as one customer (19%), Bombardier Capital Group (19%), and Sapiens USA, Inc. (15%) represented eighty-three percent (83%) of our total revenues. During the three months ended December 31, 1997, Brown Brothers Harriman & Company (50%) and our Distributors, treated as one customer (15%), represented sixty-five percent (65%) of our total revenues. The loss or deferral of one or more significant sale(s) or failure to collect on a significant accounts receivable from any customer could cause substantial fluctuations in our results of operations.

THE  MARKET  DEMAND  FOR  OUR  PRODUCTS  MAY  BE  MORE  LIMITED THAN WE ESTIMATE

The market for our migration products may be smaller than we project, whether because companies in the marketplace elect for budgetary or other reasons not to pursue automated migration or any other form of software conversion, or because they do so at a rate that is much lower than we expect.In addition, although the overall market for year 2000 renovation is estimated to be very large, the number of competing software products being offered and developed, the number of service suppliers actively soliciting year 2000 projects and the limited time available in which to address the year 2000 problem may reduce the number of year 2000 renovation projects that we are able to obtain below levels that we currently anticipate.

OUR  MARKETING  STRATEGY  MAY  BE  UNSUCCESSFUL

We market our migration products and services directly. Successful implementation of the marketing plan requires, among other things, that our sales and marketing personnel clearly communicate to potential customers our ability to complete migration projects successfully. There is no assurance that our sales and marketing personnel will have the necessary understanding of the technology and the marketplace and communication skills to implement this marketing strategy successfully, or that the marketing strategy will otherwise be successful. For the year 2000 renovation market, we have sold several licenses to our Assess/2000 product, entered into several distributorship arrangements and several assessment and renovation projects. There is no assurance that this strategy will be successful, particularly given the relatively limited time period during which we anticipate there will be additional year 2000 compliance projects.

WE CURRENTLY DEPEND ON YEAR 2000 REVENUES WHICH MAY DECLINE DRAMATICALLY AS DEMAND IN THE YEAR 2000 MARKET DECLINES AFTER 1999

The growth in our revenues in fiscal 1998 resulted in large part from increased demand for Assess/2000 and Complete/2000 services and licenses as awareness of the year 2000 problem has grown. Year 2000 services and related revenue increased from 8% in fiscal 1996 to 42% of our total revenues in fiscal 1997 and 62% of total revenues for the year ended September 30, 1998. Year 2000 services and related revenues were 51% and 91% of our total revenues for the three months ended December 31, 1997 and 1998, respectively. We anticipate that demand in the year 2000 market will decline, perhaps rapidly, following the year 1999. If the demand for our year 2000 solutions and products declines significantly as a result of new technologies, competition or any other factors, our professional services fees and license revenues would be materially and adversely affected.

We believe that current customer focus on year 2000 compliance issues is adversely affecting our core migration services business and may continue to do so through 1999.

We experienced a decline in revenue from our core migration services to $2,695,000 in 1998 from $3,326,000 in 1997. Further, migration services revenues were $67,176 and $684,902 in the three months ended December 31, 1998 and 1997, respectively. We believe that new migration services projects are being delayed by potential customers as they focus their efforts on renovating their systems for year 2000 compliance. During fiscal 1999, we believe that focus by our customers on year 2000 projects may continue to impact our ability to significantly increase revenues from our core migration services.

WE  MAY  HAVE  SIGNIFICANT  EXPOSURE  TO  PRODUCT  AND  SERVICE LIABILITY CLAIMS

We market our products and services to customers for managing the renovation of mission-critical computer software systems. A large and currently increasing portion of our business is devoted to addressing the year 2000 problem, which affects the performance and reliability of many mission-critical systems. Our agreements with our customers typically contain provisions designed to limit our exposure to potential product and service liability claims. It is possible, however, that the limitation of liability provisions contained in our customer agreements may not be effective as a result of existing or future federal, state, local or foreign laws or ordinances or unfavorable judicial decisions. We have not experienced any material product or service liability claims to date, but the sale and support of our products and services may entail the risk of such claims, particularly in the year 2000 market, which could be substantial in light of the use of our products and services in mission-critical applications. We do not presently maintain insurance coverage for our products and services and a successful product or service liability claim brought against us could have a material adverse effect on our business, operating results and financial condition.

WE MAY BE UNABLE TO FULFILL MARKET REQUIREMENTS FOR THE DEVELOPMENT OF COMPLEX COMPUTER SOFTWARE

The development of the complex, large-scale, multiple environment computer software required in our business presents a difficult engineering challenge. It is possible that we may not be able to continue to develop products responsive to market requirements on a timely or cost-effective basis, or at all. If that should happen, there is a risk that other competing products might be launched earlier and capture a significant part of the market we target. Because of the time constraints posed by the year 2000 market, there is a particularly substantial risk in that market that we will be able to develop products in a timely manner in order to obtain sufficient projects using those products.

WE  MAY  REQUIRE  ADDITIONAL  MANAGEMENT  TO  SUCCESSFULLY  GROW  OUR  BUSINESS

The present management has been responsible for the growth of the business to date, but does not have significant experience in managing the growth of maturing businesses. The competition for personnel with the required skills is intense, and there can be no assurance that we will be able to locate, attract and retain such management personnel. Failure to do so could have an adverse impact on our business.

WE  ARE  CONTROLLED  BY  OUR  DIRECTORS  AND  OFFICERS

Our current directors and officers beneficially own approximately 35% of our outstanding common shares. As a result, our current directors and officers will continue to exercise control over the affairs of the Company.

WE  DEPEND  ON  CERTAIN  KEY  PERSONNEL

Our progress to date has to a significant extent been dependent on the skills of certain key personnel, including Kim O. Jones and Bernadette C. Castello, the founders and principal shareholders and, respectively, the President and Chief Executive Officer and the Senior Vice President and Chief Financial Officer. We have not entered into employment contracts with these or any other members of management or other employees. In addition, competition for highly skilled technical, management, financial, marketing and sales, and other personnel in the computer industry is intense. Loss of the services of any of our present key personnel, or an inability to attract and retain needed additional personnel could have a materially adverse effect on us. In addition, we sometimes rely on qualified, experienced subcontractors to support both our migration services and year 2000 renovation work. The inability to find and retain sufficient qualified subcontractors may adversely impact our operations.

WE MAY BE UNABLE TO PROTECT THE INTELLECTUAL PROPERTY WHICH IS CRUCIAL TO OUR BUSINESS

The protection of our intellectual property rights in our software and operating methodology is crucial to our business. There can be no assurance that we will be able to adequately protect our products and technologies by law and contract against infringement by others. In addition, monitoring and identifying unauthorized use of our technology may prove to be difficult for us. The cost, distraction, and time required to do so, including litigation against possible infringers, may be so substantial as to frustrate our ability to guard adequately against such infringement.

OTHER  COMPANIES  MAY  CLAIM WE ARE INFRINGING UPON THEIR PROPRIETARY TECHNOLOGY

Given the nature of our business, we cannot give assurance that third parties will not bring infringement claims against us or claim that our use of certain technologies violates a patent. We are not aware of any claims. However, any claim of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from using important technologies or methods. If any of those conditions should occur, our business and financial condition could be materially and adversely affected.

GENERAL  ECONOMIC  AND  MARKET  CONDITIONS  MAY  AFFECT  OUR  BUSINESS

Our  products  are  designed  for  large  organizations  which   typically  make
significant investments in their MIS departments. Expenditures by such organizations on their MIS departments tend to vary in cycles that reflect overall economic conditions. Our business is, therefore, vulnerable to variations in economic conditions generally, or to those variations which affect the economic prospects of corporations and organizations in our target market, and which could affect the capital spending or budget cycles of prospective customers. The time period during which companies may address and correct their year 2000 issues is limited. Consequently, such companies may feel an urgency to contract for assessment and renovation services with other companies before we are able to address a sufficient portion of the market through our direct marketing, distributors, and licensed service providers. This could adversely affect our ability to obtain year 2000 renovation projects.

YEAR  2000  RISK  MAY  ADVERSELY  AFFECT  US

We own and use computer software that may be impacted by the year 2000 problem. During 1998, we began a review of the software we currently use in order to identify any systems that need to be made year 2000-compliant. We anticipate that this review will include a survey of vendors of software or services to ensure that their software will also be year 2000-compliant. We are also assessing the extent to which the year 2000 issue will affect the systems of companies on which we rely for other services. Our management has not yet completed its assessment of our potential year 2000 compliance costs and related potential on our operations, however, we do not believe that the expense or effect of such compliance will be material to us and we expect that our internal systems will be year 2000 compliant before the end of 1999. We cannot currently estimate the costs or potential risks arising from our suppliers' handling of their own year 2000 issues. Because our business depends on the operation of complex electronic equipment in a controlled environment, we would be unable to operate during interruptions of power for our computer and related equipment. Our operations would be adversely affected by interruptions of heating, cooling and lighting services, or of telecommunication links for more than brief periods of any day. We do not currently have any business interruption service and our property insurance may not cover that type of loss.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds of this offering. However, an aggregate of up to 30,000 shares of common stock (subject to adjustment) covered by this prospectus are issuable upon the exercise of a warrant. If the warrant is exercised in full by payment of its stated exercise price in cash, we will receive gross proceeds of approximately $22,500 from the exercise of the warrant, which we will use for working capital and general corporate purposes.

     Expenses we are expected to incur in connection with this registration are estimated at approximately $_______. The selling stockholders will pay all of their underwriting commissions and discounts and counsel fees and expenses in connection with the sale of the shares covered by this prospectus.


                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our securities. We currently intend to retain future earnings, if any, to finance the development and expansion of our business and, therefore, we do not anticipate paying any cash dividends on our securities in the foreseeable future.


                                 CAPITALIZATION

     The following table shows our short-term debt and capitalization as of December 31, 1998, as follows: (1) our actual short term debt and capitalization, and (2) on a pro forma basis after giving effect to the sale of 418,333 shares of common stock in a private placement in January 1999 at a price of $0.75 per share, after deducting expenses of $23,000 associated with the private placement. This table should be read in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

                                                                           December 31, 1998
                                                                        Actual          Pro Forma
                                                                  -------------------  ------------
Short term payable to factor                                      $          678,691   $   678,691
                                                                  ===================  ============
Notes payable to officers, net                                    $          595,264   $   595,264
                                                                  -------------------  ------------
Common stock no par value; 20,000,000 shares authorized,
11,773,612 shares issued and outstanding, actual; 20,000,000 shares authorized, and 12,191,945 shares issued and outstanding, pro forma.
                                                                           4,753,765     5,044,515
Accumulated deficit                                                       (8,761,190)   (8,761,190)
                                                                  -------------------  ------------
Total shareholders' deficit                                               (4,007,425)   (3,716,675)
                                                                  -------------------  ------------
Total capitalization                                              $       (3,412,161)  $(3,121,411)
                                                                  ===================  ============

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to the fiscal years ended September 30, 1998, 1997 and 1996 and the balance sheet data at September 30, 1998 and 1997 are derived from the audited financial statements included elsewhere in this prospectus. The financial data for the years ended September 30, 1995 and 1994 and the balance sheet data at September 30, 1996, 1995 and 1994 are derived from audited financial statements not included in this prospectus. The financial data for the three month periods ended December 31, 1998 and 1997, and the balance sheet data at December 31, 1998, are derived from unaudited financial statements included elsewhere in this prospectus. The balance sheet data at December 31, 1997 is derived from unaudited financial statements not included in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The operating results for the three months ended December 31, 1998 are not necessarily indicative of the results that may be expected for the year ending September 30, 1999 or any other future period. The information set forth below should be read in conjunction with the audited financial statements and notes included elsewhere in this prospectus and Management's Discussion and Analysis of Financial Condition and Results of Operations following this table.

                                                                                                            THREE MONTHS ENDED
                                                               YEAR ENDED SEPTEMBER 30,                        DECEMBER 31,
                                             1998          1997          1996          1995          1994          1998
                                                                                                                (Unaudited)
STATEMENTS OF OPERATIONS DATA:
Net revenues:
Services and maintenance                 $ 6,623,752   $ 4,930,456   $ 2,199,672   $ 1,445,009   $ 1,785,035   $   623,665
Software licenses and
  distributorship fees - related
  parties                                    545,000       844,582       200,000        10,071             -       136,250
     Total net revenues                    7,168,752     5,775,038     2,399,672     1,455,080     1,785,035       759,915
Cost of services and maintenance
  including fees to related parties of
  $346,000, $213,000, $0, $0, $0,
  $31,000, and $49,000,
  respectively                             4,419,347     3,366,608     1,431,489       738,986       983,298       642,606
Gross margin                               2,749,405     2,408,430       968,183       716,094       801,737       117,309
Operating expenses:
Sales and marketing including
  fees to related parties of
  $1,037,000, $640,000, $0, $0,
  $0, $107,000, and $148,000,
  respectively                             1,838,126     1,490,479       711,545       685,360       682,454       224,860
     Research and development              1,520,709     1,006,768       253,743       358,133       628,023       218,038
     General and administrative            1,413,312       887,039       332,500       446,031       704,302       309,534
Total operating expenses                   4,772,147     3,384,286     1,297,788     1,489,524     2,014,779       752,432
Loss from operations                      (2,022,742)     (975,856)     (329,605)     (773,430)   (1,213,042)     (635,123)
Interest and other (expense), net           (305,110)      (68,855)     (129,141)      (37,720)      (51,825)     (133,988)
Loss before provision for income
  taxes                                   (2,327,852)   (1,044,711)     (458,746)     (811,150)   (1,264,867)     (769,111)
Provision for income taxes                      (800)         (800)       (2,300)      (31,616)         (800)            -
Net loss                                 $(2,328,652)  $(1,045,511)  $  (461,046)  $  (842,766)  $(1,265,667)  $  (769,111)
Net loss per share - basic and
  diluted                                $     (0.20)  $     (0.09)  $     (0.04)  $     (0.08)  $     (0.15)  $     (0.07)
Dividends                                          -             -             -             -             -             -
Shares used in computing per share
  data                                    11,761,920    11,681,035    11,370,804    10,344,934     8,366,350    11,766,112
                                         ============  ============  ============  ============  ============  ============
BALANCE SHEET DATA:
Cash and cash equivalents                $    98,249   $   275,243   $    99,427   $    14,474   $   332,683   $    42,244
Working capital (deficit)                 (1,735,813)      442,765    (1,077,531)     (890,040)     (437,183)   (2,933,636)
Total assets                               1,995,719     3,301,051       726,896       410,801     1,010,628     1,405,329
Deferred revenue, long-term                1,545,417     2,110,417             -             -             -     1,404,166
Long-term debt and capital lease
  obligations (net of current
  portion)                                   673,059             -       223,923       262,593       280,393       271,541
Shareholders' deficit                     (3,276,564)     (995,912)   (1,120,649)     (999,092)     (551,434)   (4,007,425)

                                       THREE MONTHS ENDED
                                          DECEMBER 31,
                                             1997
                                          (Unaudited)
STATEMENTS OF OPERATIONS DATA:
Net revenues:
Services and maintenance                 $ 1,247,988
Software licenses and
  distributorship fees - related
  parties                                    136,250
     Total net revenues                    1,384,238
Cost of services and maintenance
  including fees to related parties of
  $346,000, $213,000, $0, $0, $0,
  $31,000, and $49,000,
  respectively                             1,153,265
Gross margin                                 230,973
Operating expenses:
Sales and marketing including
  fees to related parties of
  $1,037,000, $640,000, $0, $0,
  $0, $107,000, and $148,000,
  respectively                               337,780
     Research and development                457,394
     General and administrative              268,822
Total operating expenses                   1,063,996
Loss from operations                        (833,023)
Interest and other (expense), net            (26,137)
Loss before provision for income
  taxes                                     (859,160)
Provision for income taxes                         -
Net loss                                 $  (859,160)
Net loss per share - basic and
  diluted                                $     (0.07)
Dividends                                          -
Shares used in computing per share
  data                                    11,758,112
                                         ============
BALANCE SHEET DATA:
Cash and cash equivalents                $   155,862
Working capital (deficit)                   (209,416)
Total assets                               3,333,526
Deferred revenue, long-term                1,969,167
Long-term debt and capital lease
  obligations (net of current
  portion)                                   312,687
Shareholders' deficit                     (1,807,072)

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations includes forward-looking statements with respect to our future financial performance. These forward-looking statements are subject to various risks and uncertainties, including the factors described under "Risk Factors" and elsewhere in this prospectus, that could cause our actual results to differ materially from historical results or those currently anticipated.

OVERVIEW

     The following summary of our material activities for the years ended September 30, 1998, 1997 and 1996, and the three month periods ended December 31, 1998 and 1997, are qualified by, and should be read in conjunction with more detailed information along with the financial statements and accompanying notes to the financial statements included at the end of this prospectus. Each recipient of this prospectus is urged to read this prospectus in its entirety.

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in the registration statement of which this prospectus is a part contain statements that are forward-looking, such as statements relating to plans for future activities. Forward-looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, results may differ from those expressed in any forward-looking statements made by or on our behalf. These risks and uncertainties include, but are not limited to, those relating to our growth strategy, working capital needs, customer concentration, outstanding indebtedness, activities of competitors, changes in federal or state laws and the administration of such laws, protection of trademarks and other proprietary rights and the general condition of the economy and its effect on the market for our products and services and on the securities markets.

BACKGROUND  AND  OVERVIEW

     From the commencement of operations of our predecessor companies in June 1982, the goal of our business has been to focus a small group of skilled tchnicians on providing automated solutions to the specialized niche requirements of the MIS departments of medium to large enterprise computing organizations seeking to adapt their business applications software to a changing technology, economic and business environment.

RESULTS  OF  OPERATIONS

YEAR  2000  COMPLIANCE

     Forecross owns or uses computer software that may be impacted by the year 2000 problem, and also relies on vendors of equipment and services whose products and services may be impacted by the year 2000 problem. Our year 2000 compliance issues include (1) the computer hardware and internally developed software which we use in the performance of services for our customers, (2) the hardware and third-party software which we use for corporate administration, (3) the services of third-party providers which we purchase for certain professional services, and (4) the external services we require, such as telecommunications and electrical power. We are conducting a project to attempt to identify all computer hardware and software, other significant equipment, and services on which we rely that may be impacted. As part of this project, we have begun to verify whether those products and services are year 2000-compliant. Our verification process includes both accessing the websites of vendors and service providers to verify such compliance, and, where necessary, contacting those vendors and service providers to determine their compliance or plans to become compliant prior to December 31, 1999. It is our intent to complete this verification process by mid 1999.

     Our administrative and operating systems are primarily PC-based, using commercially available software. Based on inquiries we made to the software vendors, our management believes that these commercial software applications are either year 2000-compliant now or will have upgrades available at nominal cost which will be year 2000-compliant. We have already purchased an upgrade to our accounting systems that will make it year 2000-compliant, for less than $200. Our System 390 mainframe software is not year 2000-compliant, and we have issued a purchase order for an upgrade to such software from our vendor, to be performed in June 1999 at a cost of approximately $8,500.

     A preliminary review of our PC-based servers and computers has indicated that several hardware systems are not currently year 2000-compliant, but that there is a simple procedure to make them compliant in the year 2000 at no cost. On January 1, 2000, the dates in these computers revert automatically to January 1, 1980. We will execute a procedure, which we have already tested on all of the non-compliant computers, to reset the date to the correct, year 2000 date. If, nonetheless, we are not able to modify those systems to become year 2000-compliant, we anticipate that the cost of replacing such systems would be approximately $10,000, that the time required to replace such systems would not exceed two weeks, and that, during the replacement period, our other, compliant systems could be used to perform the work normally performed by the systems being replaced.

     We rely on outside service providers for the processing and/or administration of our payroll, 401(K) plan and benefits insurance programs. Based on our inquiries, our management believes that those service providers will have systems that are year 2000-compliant or that we will be able to select other providers whose systems are year 2000-compliant with no significant increase in the cost of those services.

     The internal software we use for performing the migration projects, and the year 2000 assessment and renovation projects, is year 2000-compliant.

     We are developing a list of "non-computer" systems on which we rely, such as telecommunications equipment, electrical power, heating and cooling systems, building elevators, etc., in order to determine whether such systems are in compliance with the year 2000. It is anticipated that this review will be completed by April 30, 1999. Preliminary review of such vendors' websites indicates that our vendors all have projects in process to ensure compliance well in advance of December 31, 1999.

     We have not deferred any information technology projects to date due to the need to assess or ensure year 2000-compliance of our systems, and, based on our initial efforts to date as described herein, do not anticipate that any other information technology projects will be delayed in the future due to this year 2000 project.

     For the foregoing reasons, we do not anticipate that we will have an incomplete or untimely resolution of the year 2000 issue. Although the total costs of compliance have not as yet been definitely determined, our management believes that such costs will not be material. As previously indicated, with respect to our internal systems as outlined above, we believe that we have or will have achieved year 2000 compliance in advance of December 31, 1999. With respect to external services provided by third parties, we are less certain of the impact of year 2000 non-compliance. In the worst case scenario, a failure of the electrical system which supplies power to our computers would disrupt both our ability to conduct business and to communicate with our customers, vendors and other suppliers, since our telephone system also requires electrical power. In this event, we would be required to purchase these services from alternative providers if available. We intend, as part of our "non-computer" systems review, to determine any extraordinary costs and the amount of implementation time associated with such change of providers.

YEAR  ENDED  SEPTEMBER  30,  1998  COMPARED  TO  YEAR  ENDED  SEPTEMBER 30, 1997

     Revenues for the year ended September 30, 1998 were $7,168,752 as compared to $5,775,038 in 1997, an increase of 24%. This increase in revenues for the period reflected several factors: first, revenue of $4,364,000 from year 2000 assessment and renovation contracts and the amortization of Assess/2000 software licenses in 1998 as compared to $1,788,000 in 1997; second, the decrease in revenue from the amortization of exclusive distributorship agreements of $110,000 in 1998 compared to $660,000 in 1997; and, third, the decrease in migration services revenue to $2,695,000 in 1998 as compared to $3,326,000 in 1997. Backlog was $531,000 at September 30, 1998 as compared to $4,281,000 (including approximately $615,000 to be performed after fiscal 1998) in 1997.

Our management believes that the reduction in backlog is attributable to numerous factors. First, during fiscal 1998 we substantially completed one major migration/renovation project. This project was significantly larger in terms of dollar value than most of our migration/renovation contracts, and therefore made our backlog substantially larger than our historical norms. Second, year 2000 contracts are typically of much shorter duration than application migration projects. The average application migration project takes from six to eighteen months to complete, whereas the average year 2000 project can be completed in eight weeks or less. Therefore, revenue associated with year 2000 projects may be booked, recognized and completed without appearing in the quarterly or annual backlog amount. This is significant because year 2000 compliance projects generated a substantially greater proportion of our revenues in fiscal 1998 than in prior periods. Third, there were two developments in the marketplace which we believe negatively affected our backlog: (1) the temporary diversion of resources and attention away from valuable but optional application migrations, into the mandatory resolution of the year 2000 problem; and (2) the decision of some prospective customers to attempt to perform the year 2000 renovation work internally, or to delay commencing this work in favor of evaluating other alternatives. While both of these developments appear to be temporary, they have had the effect of slowing the rate at which we have been able to obtain contracts for such work, especially during the second half of our 1998 fiscal year.

     Gross margin was $2,749,405 and $2,408,430 in 1998 and 1997, respectively. The gross margin percentage was 38% in 1998 and 42% in 1997. While the revenues from the year 2000 products and services increased significantly in 1998 compared to 1997 as discussed above, they have not reached the level anticipated by us and our industry in general. We added substantial resources to address the year 2000 market, and the lower than anticipated level of revenue adversely impacted gross margins in 1998. In addition, we did not realize the efficiencies and cost savings originally anticipated for the off-site work performed primarily by subcontractors on the migration services projects. During the second quarter of fiscal 1998, we modified our procedures for pricing, performing, and controlling migration services projects in order to improve the gross margin on those projects.

     Sales and marketing expenses were $1,838,126 in 1998 as compared to $1,490,479 in 1997. Distributor fees were $1,037,008 in 1998 as compared to $639,715 in 1997. Increases in commission and trade show expenses in 1998 as compared to 1997 were offset by reductions in bonuses and consultant expenses in 1998.

     Research and development expenses increased to $1,520,709 in 1998 from $1,006,768 in 1997, or 51% due to an increase in the number of personnel to support the development activity associated with the Complete/2000 product and enhancements to existing software products.

     General and administrative expenses were $1,413,312 and $887,039 in 1998 and 1997, respectively, reflecting: additional personnel; increased use of legal, audit, and other professional services in connection with our Form 10 registration statement in 1998; and, increased rent and insurance in 1998 to support the increased level of business activity.

     Net interest expense was $305,110 for the year ended September 30, 1998 as compared to $68,855 in 1997, reflecting the increased use in 1998 of short-term receivables financing and loans from our senior officers to meet our working capital needs.

     The overall net loss for the year ended September 30, 1998 was $2,328,652 or $0.20 per share compared with a loss of $1,045,511 or $0.09 per share for the year ended September 30, 1997 (based on the weighted average number of shares outstanding during the respective periods).

     The provision for income tax expense is the tax payable for the period plus the change during the period in deferred tax assets and liabilities. Due to the uncertainty of realization, a valuation allowance has been provided to eliminate the net deferred tax assets at September 30, 1998 and 1997 (see Notes 2 and 7 of Notes to Financial Statements).

YEAR  ENDED  SEPTEMBER  30,  1997  COMPARED  TO  YEAR  ENDED  SEPTEMBER 30, 1996

     Revenues for the year ended September 30, 1997 were $5,775,000 as compared to $2,400,000 in 1996, an increase of 141%. This increase in revenues for the year reflected several factors: first, the significant increase in migration services revenue ($3,326,000 in 1997 compared to $2,200,000 in 1996); second, revenue from year 2000 assessment and renovation contracts and the revenue recognized from Assess/2000 software licenses of $1,788,000 in 1997 as compared to $200,000 in 1996; and third, revenue recognized from exclusive distributorship agreements of $660,000 in 1997 compared to no comparable revenue in 1996. Backlog was $4,281,000 at September 30, 1997, including approximately $615,000 to be performed after fiscal 1998, as compared to $1,709,000 in 1996.

     Gross margin was $2,408,430 and $968,183 in 1997 and 1996, respectively. The gross margin percentage was 42% in 1997 and 40% in 1996. The gross margins reflect the impact of both initial inefficiencies of additional personnel and subcontractors hired during 1996 and 1997, and new methods of performing work on both the migration services and year 2000 assessment and renovation projects, which methods we introduced during 1996. While the methods adopted for use at our main San Francisco facility were performing substantially as planned during 1997, we did not realize the efficiencies and cost savings anticipated for the off-site work performed primarily by subcontractors on the migration services projects.

     Sales and marketing expenses were $1,490,479 in 1997 as compared to $711,545 in 1996. The increase in 1997 was due primarily to distributor fees earned on year 2000 projects in 1997, commissions on the increased migration project sales, and participation in trade shows and other costs associated with the initial and marketing of the Complete/2000 and Assess/2000 products and services.

     Research and development expenses increased to $1,006,768 in 1997 from $253,743 in 1996, or 297% due to an increase in the number of personnel to support the development activity associated with the Complete/2000 products, enhancements to existing software products and the decreased use of some of the research and development personnel on migration services contracts in 1997.

     General and administrative expenses were $887,039 and $332,500 in 1997 and 1996, respectively, reflecting additional personnel, increased use of legal, audit, and other professional services, and increased insurance, telephone, business and payroll taxes in 1997 to support the increased level of business activity.

     Net interest expense was $68,855 in 1997 as compared to $129,141 in 1996, reflecting the decreased use in 1997 of short-term receivables financing to meet our working capital needs, as well as the repayment of our interest bearing debt in March 1997.

     The overall net loss for the year ended September 30, 1997 was $1,045,511 or $0.09 per share compared with a loss of $461,046 or $0.04 per share for the year ended September 30, 1996 (based on the weighted average number of shares outstanding during the respective periods).

THREE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1997

     Revenues for the three months ended December 31, 1998 were $760,000 as compared to $1,384,000 in the same quarter of 1997, a decrease of 45%. This decrease in revenues for the period reflected primarily the decrease in migration services revenue to $67,000 in the 1998 quarter as compared to $685,000 in the same quarter of 1997. One factor in the decrease was one major migration/renovation project that was substantially completed during fiscal 1998 and which had accounted for more than half of the migration services revenues during the three months ended December 31, 1997. Backlog was $424,000 at December 31, 1998 as compared to $3,395,000 (including approximately $615,000 to be performed after fiscal 1998) at December 31, 1997.

     The reduction in backlog is attributable to numerous factors. First, the substantial completion of the major migration/renovation project referred to above during fiscal 1998. This project was significantly larger in terms of dollar value than most Forecross contracts, and therefore made the backlog at December 31, 1997 substantially larger than historical norms. Second, year 2000 contracts are typically of much shorter duration than application migration contracts. The average application migration project takes from six to eighteen months to complete, whereas the average year 2000 project can be completed in eight weeks or less. Therefore, revenue associated with year 2000 projects may be booked, recognized and completed without appearing in the quarterly or annual backlog amount. Third, there were two developments in the marketplace which we believe negatively affected the backlog: (1) the temporary diversion of resources and attention away from valuable but optional application migrations, into the mandatory resolution of the year 2000 problem; and (2) the decision of some prospective customers to attempt to perform the year 2000 renovation work internally, or to delay commencing this work in favor of evaluating other alternatives, such as purchasing a new software package that is year 2000 compliant and may operate on a new technology platform or rewriting the computer source codes. While both of these developments appear to be temporary, they have had the effect of slowing the rate at which we have been able to obtain contracts for such work, especially during the second half of our 1998 fiscal year, which adversely impacted our revenues in the first quarter of fiscal 1999.

     Gross margin was $117,309 and $230,973 in the three months ended December 31, 1998 and 1997, respectively. The gross margin percentage was 15% and 17% in the three months ended December 31, 1998 and 1997, respectively. The gross margins reflect the impact of both initial inefficiencies of additional personnel and subcontractors hired during 1997, and new methods of performing work on both the migration services and year 2000 assessment and renovation projects, which we introduced during 1996. While the methods we adopted for our San Francisco facility were performing substantially as planned during 1997, we did not realize the efficiencies and cost savings anticipated for the off-site work performed primarily by subcontractors on the migration services projects. Revenues from the year 2000 products and services, although they increased approximately 10% in the three months ended December 31, 1998 as compared to the same period of 1997, have not reached the level anticipated by us and industry in general. We added significant resources, in terms of both personnel and facilities, to address the anticipated requirements to support the year 2000 business, and the lower than anticipated level of revenue adversely impacted gross margins in calendar 1998. During the three months ended December 31, 1998, we took steps to reduce costs. These included payroll reductions of approximately 20% through a reduction in pay for certain members of the management, not replacing certain staff members on their departures and laying off certain staff members who were hired in anticipation of substantially more year 2000 business than we have experienced to date.

     Sales and marketing expenses were $224,860 in the three months ended December 31, 1998 as compared to $337,780 in the same period of 1997. Distributor fees were $106,791 in the three months ended December 31, 1998 as compared to $148,241 in the same period of 1997. One distributor earned fees at a rate of 50% of related revenues throughout calendar 1997, and at a 25% rate in 1998 after the contractual limit had been reached in the 1998 fiscal year for the 50% rate. Trade show expenses were reduced by $48,000 in the three months ended December 31, 1998, as compared to the same period in 1997, as we focused our year 2000 efforts on making sales through our distributors and teaming partners, as well as focused mailing campaigns. Commission expense decreased by $23,000 in the three months ended December 31, 1998 due to the reduction in migration services revenue.

     Research and development expenses decreased to $218,038 in the three months ended December 31, 1998 from $457,394 in the same period of 1997, or 52% due to the completion during the 1998 fiscal year of a significant portion of the development activity associated with the Complete/2000 product and enhancements to existing software products. This enabled us to eliminate the use of subcontractors in the three months ended December 31, 1998, saving $80,000 as compared to the three months ended December 31, 1997. In addition, we were able to reduce the number of personnel devoted to development and enhancement activities.

     General and administrative expenses were $309,534 and $268,822 in the three months ended December 31, 1998 and 1997, respectively, primarily due to the increased facilities costs associated with resources added to support the anticipated year 2000 business.

     Net interest and other expense was $133,988 for the three months ended December 31, 1998 as compared to $26,137 in the same period of 1997, reflecting the increased use in the three months ended December 31, 1998 of short-term receivables financing and loans from senior officers to meet our working capital needs. Included in other expense for the three months ended December 31, 1998 was $38,250 representing the value assigned to the common stock issued to warrant holders, and the extension of the expiration term of the warrants in exchange for the surrender of certain registration rights held by existing warrant holders, and certain other consideration, as discussed in Note 8 to the financial statements.

     The overall net loss for the three months ended December 31, 1998 was $769,111 or $0.07 per share compared with a loss of $859,160 or $0.07 per share for the three months ended December 31, 1997 (based on the weighted average number of shares outstanding during the respective periods).

LIQUIDITY  AND  CAPITAL  RESOURCES

     Through December 31, 1998, we had sustained recurring losses from operations and, at December 31, 1998, had a net capital deficiency and a net working capital deficiency. These conditions raise substantial doubts about the our ability to continue as a going concern. See Note 1 of Notes to Financial Statements.

     For the three months ended December 31, 1998, operations were funded through cash derived from short-term receivables financing and the collection of outstanding accounts receivable.

     In October 1995, we entered into a factoring agreement with a financial organization that allows us to obtain financing by borrowing against our accounts receivable on a recourse basis. At December 31, 1998, $678,691 was outstanding under the agreement. At September 30, 1998, $467,734 was outstanding under the agreement. The agreement may be terminated by either the factor or us at any time.

     During the three months ended December 31, 1998, our working capital was reduced to levels that were lower than customary. This was primarily due to the slowdown in our application migration business and the lack of a substantial amount of year 2000 customer contracts. We have therefore taken steps to reduce costs. These include payroll reductions of approximately 20% through a reduction in pay for certain members of the management, not replacing certain staff members on their departures and laying off certain staff members who were hired in anticipation of substantially more year 2000 business than we have seen to date.

     Further cost reduction efforts are still under consideration, but will not result in savings as substantial as the payroll reductions described above. In addition to cost reductions, in January 1999, we completed a private placement of stock yielding gross proceeds of $313,750. Beyond these immediate steps to address liquidity concerns, we expect additional revenue in February and March, 1999 from a number of year 2000 contracts currently under negotiation. While these actions should cause liquidity to improve somewhat, we do not expect that working capital will return in the short term to the levels seen during 1996 and 1997, when revenue from distributorships inflated historical norms.

     With the significant reduction in the backlog at September 30, 1998 as discussed above, we must obtain a significant amount of new projects to achieve revenue levels in fiscal 1999 comparable to fiscal 1998. As discussed above in "Three months ended December 31, 1998 compared to three months ended December 31, 1997", Year 2000 renovation projects are typically shorter in duration than comparable migration projects, and thus could generate revenues more quickly than migration projects. With the deadline for year 2000 renovation rapidly approaching, we believe that we will be able to secure such new renovation projects. In the meantime, our management is continuing to closely monitor our prospective year 2000 project volume to evaluate whether our existing sources of financing are adequate to support our operations, or whether additional means of financing, including debt or equity financing, may be required to satisfy our working capital and other cash requirements.

Our management believes that if we obtain the anticipated level of new business, then those revenues, together with continued use of short-term receivables financing, together with the funds from the private placement referred to above, will be sufficient to meet our needs through the balance of fiscal 1999. There can be no assurance, however, that cash from operations and the other sources described above will be achieved or will be sufficient for our needs.

     We anticipate that our capital expenditures for fiscal 1999 will be approximately $50,000 to $100,000.

RECENT  ACCOUNTING  PRONOUNCEMENTS

     During 1997, the Financial Accounting Standards Board released SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, both of which are effective for a fiscal year beginning after December 15, 1997. We adopted these pronouncements for the fiscal year ended September 30, 1999 and these pronouncements did not have a material effect on our financial condition or results of operations (see Note 2 of Notes to Financial Statements) upon adoption.

     In 1997, the American Institute of Certified Public Accountants released Statement of Position 97-2, effective for fiscal years beginning after December 15, 1997, which provides revised guidance for recognizing revenue on certain software transactions. We adopted this SOP for the fiscal year ending September 30, 1999. We believe that our policies for recognizing revenue on software transactions are in compliance with the requirements of SOP 97-2, and that the new guidance will not have a material effect on our financial condition or results of operations (see Note 2 of Notes to Financial Statements).

     In October 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132, which is effective for fiscal years beginning after December 31, 1997, revises employers' disclosures about pensions and other postretirement benefits. It does not change the measurement of recognition of those plans, and, accordingly, will have no effect on results of operations and financial position when it is adopted by us.

                                    BUSINESS

OVERVIEW

     We develop, market and sell sophisticated software and associated services to large organizations for the automated migration of existing business software applications to new computing environments. We also develop, market and sell similar software and services to large organizations for the automated assessment and renovation of non-year 2000-compliant business software application.

INDUSTRY  BACKGROUND  AND  TRENDS

     In recent years, dramatic and fundamental changes have taken place in the computer industry. These developments have had a significant impact on the way in which business applications are developed, have extended the useful life of existing applications and have presented unique challenges to Management Information Systems ("MIS") departments.

SIGNIFICANT  INDUSTRY  DEVELOPMENTS

     First, there has been a dramatic reduction in the cost of computer processing power. This has led to the "downsizing" from larger "mainframe" and "super-mini" computers to smaller computers capable of processing the same amount of work at significantly lower cost.

     Second, standard computing environments, referred to as "open systems" architecture, have increasingly dominated the market. Previously, large scale MIS organizations were forced to implement business applications using database software and languages proprietary to particular vendors. Open systems architecture has, to a significant extent, freed the MIS manager from this constraint by permitting the components of an overall hardware and software solution to be acquired from a number of different, and frequently competing, vendors. Examples of these new standards include the UNIX operating system, the database language called SQL and programming languages such as COBOL, C++ and JAVA.

     Third, the network which each business establishes to connect the personal computers on the desks of each user, sometimes referred to as clients, to the business' open systems hardware, often referred to as servers, for business applications has expanded over the past four years to include connections to, and often web sites on, the Internet. The World-Wide Web enables a business to connect all of its employees to each other and to the company's vendors and customers easily and inexpensively. This unprecedented level of connectivity is driving a rapid evolution in the way businesses inter-relate.

     Fourth, over the past few years the computer industry has been shaken by a latent problem imbedded in many existing applications, known as the "year 2000 problem." Historically, computer disk space was extremely expensive and storage capacity was very small. To lessen the cost impact and increase the available capacity, dates in many applications were stored in an abbreviated form. For example, 1997 was stored as '97' and programs assumed the century was '19' even though it was not stored as part of the date. When presented with the abbreviated date '00', many applications assume the complete date is 1900, when it should be 2000, resulting in incorrect ordering, comparisons and calculations.

     Fifth, even though there has been a decrease in the cost of some computer hardware, there has also been a reduction in many MIS budgets with no corresponding reduction in the costs of software or technical personnel.

     Finally, the broad-based application assessment that has been necessitated by the year 2000 problem has brought unparalleled awareness to MIS management of the attributes, costs and risks inherent in their business application portfolios. What has been discovered is a hodge-podge of environmental and development software that has resulted in: immense, yet unnecessary, complexity; duplicated and high costs of ownership; and serious risks of future maintenance failures caused by a lack of personnel knowledgeable in the older installed software.

BUSINESS  IMPACT

     Existing systems represent a huge financial investment and are often functionally rich and mission-critical to the business. Due to this, many applications which would have been rewritten after three-to-five years are now remaining in service for ten years or more. However, due to their underlying technologies, they may not be meeting all of the needs of the organization. For example, they (1) may not be fully integrated with newer business applications,
(2) may have data which is not easily accessible to users, (3) may operate on technology platforms which are no longer cost-effective, or (4) may not have been designed to correctly handle the year 2000 problem. Furthermore, personnel who understand and can maintain applications developed using older technologies are becoming more difficult to find and retain, and are, therefore, more expensive.

     The challenge for businesses is to find a cost-effective way to upgrade these sizable existing systems to be year 2000-compliant and to take advantage of the new technologies which are often more flexible and feature-rich and have a more readily available pool of personnel familiar with their installation, use and maintenance, while preserving all of the valuable functionality of the existing systems.

AVAILABLE  SOLUTIONS

     Our management believes that there are three options available to an MIS manager wishing to take advantage of these developments and upgrade a system to be year 2000-compliant.

     One option is to acquire commercially available application software packages specifically designed to operate on the new technology platforms and to be year 2000-compliant. However, a suitable package may not always be available and, even when it is, the new software package will commonly require adaptation to the distinctive business policies and practices of the user organization. In addition to the initial cost of the package, these adaptations are frequently expensive and may take too long to implement as well as require specialized technical resources.

     Another option is to manually rewrite the computer source code of the existing possibly non-year 2000-compliant application to make it usable in the new computing environment. This course is time consuming to implement, can be error-prone, requires significant and specialized personnel resources not routinely available, and may, therefore, be expensive and risky.

     Both of these choices also involve the risk that business-specific rules and functionality currently imbedded in the existing application will not be accurately or completely incorporated into the adapted software package or the rewritten application.

     The products of Forecross represent a third solution. We have developed a proprietary and innovative technology for the automated migration and assessment/renovation/confirmation of existing applications. This allows businesses to replace existing technologies, whether by re-hosting the system to a new technology platform or making it year 2000-compliant, while leaving the application functionally intact We believe that this option will ordinarily be the least expensive and least risky alternative.

MARKET

     At its largest, our management estimates that the potential worldwide market for our products includes approximately 30,000 large computer-using organizations, including the so-called Fortune 2,000 companies and comparable government, financial services, healthcare, education and other service organizations. Most of these organizations automated their business and data processing functions before the advent of current technologies. These organizations characters a large inventory of crucial information systems based on rapidly obsolescing technology.

     We believe that the portion of the North American enterprise computing market comprised of users of Computer Associates Integrated Database Management System, or CA-IDMS, amounts to approximately 450 users, based on information supplied in July 1998 by Computer Intelligence Corporation, an industry research organization. CA-IDMS includes a database management system, CA-IDMS/DB, user interface language, CA-IDMS/DC and fourth-generation language, CA-ADSO, which, together with certain other related products, were originally developed and marketed by Cullinane Corporation, later by Cullinet Corporation, and now by Computer Associates International. Based on reports in the industry press, our management believes that there is a growing shift of enterprise computing users away from CA-IDMS and that over the next ten years a substantial number of the 450 users will have decided to move to newer, more cost-effective and flexible computing environments. We currently estimate that there are approximately 400 CA-IDMS users outside North America

     In addition to the CA-IDMS portion of the enterprise computing market, there are also additional portions related to other proprietary technology platforms. They include areas related to computer languages such as CA-Easytrieve from Computer Associates, CSP from IBM Corporation, CA-UFO from Computer Associates and ADF from IBM Corporation, and databases such as IMS from IBM and Adabas from SoftwareAG. Our management currently estimates that there are between 15,000 and 20,000 users for all of those products. These additional areas create opportunities for us to develop other products and give us added flexibility in responding to changes and developments in the marketplace.

     One other market to which we have responded is the large market of computer-using organizations affected by the year 2000 problem. A uniquely large market has been created by the fact that virtually all 30,000 enterprise computing organizations have one or more applications that are not year 2000-compliant and need to become so in the near future.

UNDERLYING  PROPRIETARY  TECHNOLOGY

     Our powerful and flexible technology known as the XCODE architecture, has been refined over the last thirteen years and forms the foundation for all our products, tools, and associated services.

     Our proprietary XCODE architecture supports all of the functions ordinarily required to automate the conversion, assessment and renovation of existing systems. This includes parsing the source code, storing the code in a common repository, identifying areas of the code that require technology or year 2000 upgrades, transforming the old technology and/or non-year-2000-compliant elements of the source code and generating revised source code for the operation of the application in the new year 2000-compliant environment.

     We began developing our technology in 1982. The prototype for the XCODE architecture was built in 1985 to permit a customer to convert a major application from a proprietary language to COBOL. The first generation of XCODE was developed and enhanced between 1985 and 1986, in connection with language conversion projects undertaken for Price Waterhouse, LLP. This resulted in the first version of the Convert/ADSO to COBOL product. In response to a requirement of Chemical Bank of New York, a second generation of XCODE was developed in 1987, resulting in the development of the first version of the Convert/IDMS-DB to SQL product.

     In 1990, we developed the first version of Convert/IDMS-DC to CICS in connection with a migration project undertaken for American President Lines. In the same year, under a contract with IBM, the third generation of XCODE was produced. In 1992-93, in connection with a project for Cincom Systems, Inc. of Ohio, Forecross developed the Fastforward/VSAM to SUPRA database conversion software. At that time, all the components of XCODE were redeveloped to operate in a PC environment.

     The XCODE architecture is modular in design. Modular architecture refers to the design of a system into separate components that can be connected and combined together in many different configurations. The strength of modular architecture is that any one component can be replaced, added or moved without altering the rest of the system. Our modular XCODE architecture is, therefore, readily adaptable to the development of new migration and new year 2000 products. This lowers the cost, shortens the time and reduces the risk of new product development.

COMMERCIALLY  AVAILABLE  PRODUCTS

     We have, to date, developed nine migration products. Migration products are named by reference to the source language or database and the target language or database:

-     Convert/IDMS-DC  to  CICS  (user  interface  language  conversion)
-     Convert/ADSO  to  COBOL  (language  conversion)
-     Convert/IDMS-DB  to  SQL  (database  conversion)
-     Convert/VSAM  to  SQL  (database  conversion)
-     Convert/CSP  to  COBOL  (language  conversion)
-     Redirect  II  COBOL/VS  to  COBOL  II  (language  conversion)
-     IMSADF II to Cross System Product Migration Facility (language conversion)
-     Convert/IMSADF  II  to  APS/COBOL  (language  conversion)
-     Fastforward/VSAM  to  SUPRA  (database  conversion)

     We are the sole owner of six of these products. Ownership of the following products is shared: IMSADF II to Cross System Product Facility, which was developed by us, but is owned jointly with IBM; Convert/IMSADF II to APS/COBOL, which we developed, but is owned jointly with Bank of America; and Fastforward/VSAM to SUPRA which we developed pursuant to a Development and License Agreement dated April 22, 1991, with Cincom Systems, Inc. and is jointly owned by us and Cincom. We and IBM have joint marketing rights to the first product, we and Bank of America have joint marketing rights to the second product, and Cincom has exclusive marketing rights to the third product. None of these jointly owned products is presently material to our business or our near-term business plans.

     We have, to date, developed three year 2000 renovation products for thirteen languages (plus 2 products that we no longer market, for the REXX and CLIST languages): Assess/2000, Renovate/2000 and Confirm/2000, which are integrated into the Complete/2000 software solution. Languages currently supported by these products include COBOL, C, C++, PL/I, CA-Easytrieve, PowerBuilder, CSP, IMSADF II, CA-ADS, CA-UFO, APS, CA-Ideal and CA-Telon. Assess/2000 is used to automatically analyze computer program source code and identify all instances where year 2000 issues must be addressed. Renovate/2000 is used to automatically modify all code found to be non-year-2000-compliant. Confirm/2000 is used to automatically analyze code which has been determined to be year 2000 compliant, thereby providing an audit or independent validation function, to ensure that no year 2000 issues have been missed or not properly renovated. We are the sole owner of all of these products.

PRODUCT  DEVELOPMENT

     Our strategy in developing new migration software and services for existing applications is to respond to the particular needs of a specific customer after research has determined that there is an identifiable potential for further licensing of the product, and delivery of associated services to other organizations. Before we undertake the development of a new product, we generally require that the customer agree to share the development cost. One example of this strategy is the Convert/CSP to COBOL product which was developed for Kimberly-Clark Corporation in 1994, under an agreement whereby Kimberly-Clark contributed $300,000 of the total $350,000 in development costs. Another example is the Convert/IMSADF II to APS/COBOL product which was developed for and financed by Bank of America in 1994 and 1995 at a cost of $480,000.

     One factor which greatly enhances our ability to employ this strategy is our proprietary XCODE architecture. The XCODE architecture enables we to develop a new migration product in an average of approximately six months of elapsed time, with three persons employed full-time on the project. This is a considerably shorter and less costly development cycle than traditional industry experience for products of comparable scope and complexity. It also allows we to fund most or all of the development cost from the license revenue generated by the initial development-funding customer.

     Extension of the Complete/2000 products to support new languages has also been greatly facilitated by the XCODE architecture. As requirements have dictated, and may dictate in the future, new languages have been added to Complete/2000 in an average of eight-weeks with two developers.

     Research and development expenses were $1,520,709, $1,006,768, $253,743, $218,038 and $457,394 in the years ended September 30, 1998, 1997 and 1996, and the three months ended December 31, 1998 and 1997, respectively.

PRODUCT  LICENSING

MIGRATION  PRODUCT  LICENSING

     We grant our customers a non-exclusive, non-assignable license to use our software, including programs, options, documentation, data and information. While certain provisions in the license agreement - for example, as to the number of locations at which the licensed software may be used, and the extent of the customer's right to receive upgrades and enhancements without charge, vary according to the circumstances, certain general terms are common to all such agreements. Each contains a warranty by us against defects in design, operation and usability in the customer's computer environment, and each contains a covenant by the licensee not to attempt to decipher, develop source code, copy, modify, duplicate, create or recreate all or any part of it except to the extent required by its normal operating procedures. The licensee also agrees to take reasonable steps to prevent access by anyone whose access is not reasonably necessary and to ensure that authorized persons with access refrain from duplicating, reproducing or disclosing information with respect to the licensed software.

     The license is granted for the conversion of a specified number of application programs, and may be terminated on fifteen days notice for non-payment of amounts payable under it, on twenty-four hours notice by either party if the other becomes insolvent or (except in certain circumstances) if bankruptcy or other similar proceedings are commenced against it, or it makes an assignment for the benefit of creditors. The agreement is also terminable on fifteen days notice in the event of a material breach being committed, unless the breach is cured before the expiration date of the notice period.

COMPLETE/2000  LICENSING

     We offer product licensing for our Assess/2000 products. These licenses are identical to the migration licenses described above with two exceptions. First, they are granted for the assessment of an unlimited number of application programs and related components. Second, they may be purchased in single-user or multiple-user configurations, priced accordingly.

     We offer "factory" services for customers of our Complete/2000 renovation and confirmation software. Licenses are not currently offered for factory services.

MARKETING  AND  SALES  STRATEGY

EXISTING  APPLICATION  MIGRATIONS

     The developments in computer technology described above have converged to produce the need and create the opportunity to convert existing applications. After experimentation with different marketing techniques, we decided in 1992 to develop and implement our own direct marketing and sales strategy. Our strategy includes having multiple product offerings to include a broad range of service and license alternatives that better adapt to meet the needs of the marketplace and serve to differentiate us from our competitors. Conventional techniques such as trade publication notices, direct mail, telemarketing, and, most recently, our own site (www.forecross.com) on the Internet are being used to bring our products and their benefits to the attention of prospective customers. Additionally, we have focused on building a reference base of satisfied customers.

     Recognizing that aversion to risk is one of the major characteristics of the decision making process for many MIS organizations, we have created a phased marketing approach to simplify the process for potential customers to evaluate and invest in our products. This strategy allows a potential customer to pursue its interest in automated migration in a series of measured steps, with each step in the process providing demonstrable value.

     Our  principal  marketing  programs  involve  the  Migration   Alternatives
Planning Seminar, or MAPS, and either Factory Compile or License-Only sales.

     MAPS is an introduction, for a fee, to the conversion process through an intensive two-day customer-site program for those considering a migration project. Designed to address conversion issues, it includes formal technical briefings, expert consulting, an evaluation of the risks, costs and benefits of various alternatives and a feasibility analysis of the automated migration of a selection of the customer's application software. MAPS is promoted by telemarketing and is conducted by two senior members of our staff. Evaluations of prior MAPS sessions suggest that many of our MAPS customers will decide to select Factory Compile or License-Only within twelve months of the MAPS session.

     We offer our customers the option of hiring Forecross to use our proprietary software on behalf of the customer to perform the entire conversion process, thus relieving the customer of the requirements for allocating the personnel and time necessary to learn to perform the migration. We call this type of engagement a Factory Compile. By "factory", we mean an array of multiple server-class computers operated by a small number of computer operators, running two to three shifts per day, up to seven days per week, depending on work volume. "Factory services" implies the methodology by which customer code flows to us, through the factory, to the rules engineers for issue resolution, to quality assurance for final review, and back to the customer. The customer's role is limited to testing the converted application in its new environment. The average Factory Compile project requires one senior and two junior technical staff members for approximately four months.

     License-Only is an offering in which the customer licenses our products and, with training and additional optional consulting provided by us, performs the entire conversion process with its own personnel. As in the Factory Compile option, the customer also tests the converted application in the new environment. No customer has chosen the License-Only offering in the past few years, preferring to use our automated factory facilities.

     Although there are no separately chargeable software license fees, Factory Compile projects require the customer to sign a standard Forecross Product License Agreement. For both Factory Compile and License-Only offerings, a customer's use of our products is limited to the conversion of a specified maximum number of application programs, at which time the license expires.

YEAR  2000  RENOVATION

     Because of the potentially massive scope of the year 2000 problem and the relatively short period of time left in which to solve the problem, we have taken a slightly different approach to marketing our year 2000 products.

     We adopted a two-pronged strategy designed to rapidly reach the broadest possible market without having to hire, train and manage a large sales, marketing and customer support staff. For the assessment function, we offer our Assess/2000 product through non-exclusive license arrangements with consulting firms and other solution providers who do not market similar software from other vendors. For the renovation and confirmation functions, we seek and enter into contractual arrangements with distributors who, for a fee, obtain exclusive marketing rights for Complete/2000 within a geographic territory. Exclusivity is generally for an initial term of one year and is automatically extended annually for a total of four subsequent years provided that the distributor has caused at least a specified number of year 2000 contracts of at least a specified value to be closed during the year. In exchange for marketing, project management services and staffing for substantially all on-site work, the distributor generally receives a fee equal to twenty-five percent (25%) of collected revenues. In the case of one contract, under which a substantial portion of the current year 2000 projects are conducted, the distributor's fee was fifty percent (50%) of collected revenues until $1,500,000 has been received by the distributor and twenty-five percent (25%) of revenue collected thereafter. During fiscal 1998, the $1,500,000 amount was earned, with all subsequent fees to be earned by the distributor at the lower 25% rate. At the present time, we have four distributors: Gardner Solution 2000, L.L.C. in New York and New Jersey; Y2K Solutions, L.P. in Texas; CY2K Solutions, L.L.C. in California; and PY2K Solutions, L.L.C. in North Carolina, South Carolina, Georgia and Florida. The President and Chief Executive Officer of Gardner Solution 2000, L.L.C., is also the Chief Executive Officer of Y2K Solutions, L.P., CY2K Solutions, L.L.C. and PY2K Solutions, L.L.C. Additional distributorships are contemplated for the United States and eventually various international locations. While we may market our year 2000 products and services directly in territories not represented by distributors, our strategy is to leverage our ability to penetrate the large nationwide market by using a network of licensees and distributors.

     A year 2000 compliance customer using factory renovation services sends its application code to our factory where the code is either renovated for year 2000 compliance, then shipped back to the customer for testing and production implementation, or analyzed to confirm that all year 2000 renovations previously made, have been made correctly and completely. The factory uses a combination of procedures, processes and software that allow for up to 100% automation of all phases of code renovation and confirmation, except for the initial review by rules engineers and the final review by quality assurance personnel.

     In addition, we have formed alliances through teaming agreements with consulting firms and service providers. As of March 26, 1999, we had signed teaming agreements with BDM International, Inc., Electronic Data Systems Corporation (EDS), NCR Corporation, Sapiens USA, Inc., Ciber, Inc., Alydaar Software Corporation and SCB Computer Technology, Inc., as well as some smaller firms.

SALES  AND  LICENSING  REVENUES

     From 1994 though 1996, our revenues were generated primarily by migration projects, with some revenues contributed by MAPS presentations. During that period, we performed work on between ten and twenty projects per year, of which four projects typically represented in excess of fifty per cent of total revenues. In the fiscal years ended September 30, 1998 and 1997, and the three month periods ended December 31, 1998 and 1997, year 2000 assessment projects, sales of licenses to the Assess/2000 software, and fees associated with distributorships for Complete/2000 products and services accounted for 62%, 42%, 91% and 51%, respectively, of total revenue.

COMPETITION

     The marketplace for application migrations and year 2000 solutions is served by both software and services vendors. We are not aware of any vendor, whether of software or services, who offers the degree of automated conversion achievable through use of our products.

SOFTWARE  VENDORS

     We believe that the principal focus of other software vendors has been on the development and licensing of software which speeds the rewriting alternative for migration. Examples of software delivering this type of migration solution assistance include ViaSoft Inc.'s tools for application re-engineering, and Carleton Corporation's software to support data migration. In both of these cases, as in all others of which we are aware, the software products do not provide the near-complete and comprehensive automated conversion of business applications as those performed by Forecross products after various individual options and parameters are established.

     In the year 2000 market, we believe that the principal focus of software vendors has been on the semi-automated or automated analysis of applications written in the COBOL language. We believe that many vendors also assess other languages, but most use a rudimentary text scanning approach similar to the "Find and Replace" function commonly found in most word processing software today. With respect to renovation, there are a number of software vendors whose products address COBOL with a relatively high degree of automation, but we are aware of very few vendors who address any of the other dozen major languages used in most large MIS organizations without substantial manual effort augmenting semi-automated tools. Our Complete/2000 product already addresses fourteen of the non-COBOL languages, although we have decided not to market our products for two of these, and we believe that we can add additional languages within eight to twelve weeks per language. Examples of software vendors delivering automated or semi-automated assessment tools include ViaSoft, Inc., Micro Focus Group, P.L.C., and Platinum Technologies, Inc. Vendors with automated or semi-automated renovation products include Computer Associates International, Inc., Peritus Software, Alydaar Software and Eleventh Hour Systems.

SERVICE  SUPPLIERS

     In both the migration and year 2000 renovation markets, service organizations such as accounting firms and companies like BDM International, EDS, IBM, Computer Horizons Corporation, Case Consult, GmbH and Computer Task Group offer conversion services. Automated conversion facilities provided by these service organizations typically embrace between 25% and 80% of the source code, with the balance of the conversion being performed manually. Our management believes that any manual conversion is subject to inconsistency, high risk of error, high cost and delays. Since they are service providers, these companies tend to focus on turnkey projects costing several millions of dollars which can, therefore, support the high manpower costs involved.

     Since our software automates significantly more of the conversion (95% to 100%) than can be achieved with other products, our management believes that we are able to compete effectively with such service suppliers. We typically price our Factory Compile offering below the prices quoted by the service suppliers who perform conversions. Our management believes that the Factory Compile offering can be marketed successfully, because it can be presented to the marketplace as the solution which uses a significantly greater degree of automation than is offered by service suppliers, thereby reducing the costs, time and risks of the project.

COMPETITIVE  EXPERIENCE

     Our experience in the competitive bidding process employed by many of our prospective customers, leads us to believe that we have a price advantage over a majority of the other bidders. Other bidders' costs are typically higher due to their dependence on skilled people, as compared with our dependence on less costly automation. However, we have not historically enjoyed the same degree of market recognition as many of our large competitors, such as the national consulting or accounting firms against whom we often compete.

     Until the emergence of the year 2000 problem, some customers did not embrace the idea that automation could help them solve their problem. Our management believes that such uncertainty would sometimes cause a customer to award a contract to the more recognizable bidder, in spite of the higher price. This extra cost was often viewed as an "insurance policy" against any problems in the future. We have observed a shift in this trend over the past years, and many customers now will not entertain bids which do not contain the use of automated software tools. In addition, a number of the year 2000 solution vendors, particularly those offering software tools, are small, heretofore unrecognized companies. Our management believes that potential customers of these tools and services are now more accustomed to dealing with such vendors. We believes that we have the capability to compete favorably because of these trends, and because we have steadily built our reputation and name recognition over the same period of time.

COMPETITIVE  POSITION

     It is possible that other software or services companies may attempt to develop new proprietary conversion software or service offerings or to enhance existing proprietary conversion software, or service offerings, to compete directly in our chosen market. There are, in addition, certain other elements of risk which bear on our competitive position. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors." Moreover, there are alternatives to migration as a means of adapting to technological change, and there can be no assurance that enterprise computing users will not prefer one of these alternatives.

     It is difficult for us to assess how many potential customers have availed themselves of the other alternatives, such as the purchase of a new software package that is year 2000 compliant and operates on new technology platforms or rewriting the computer source codes), since we do not actively track prospects who fail to meet our initial sales qualification criteria. Among qualified prospects who ultimately do not purchase from us, the rewriting option generally prevails.

INTELLECTUAL  PROPERTY

     We have chosen to protect the intellectual property value of our products and proprietary XCODE architecture through trade secret and confidentiality provisions in our product licensing arrangements, confidentiality agreements with our employees and through copyright protection for system externals such as display formats and documentation. Additional protection is provided by the complex nature of both the XCODE architecture, and the products themselves. This approach is consistent with standard practice in the industry, and our management believes that this provides us reasonable assurance against misappropriation. Software theft, which can be a serious problem in the consumer software market, is relatively rare in the large-scale software products market. Large corporate buyers tend not to engage in product piracy with regard to products of this type. Our products are also protected against unauthorized use by imbedded and external access control codes. There can be no assurance, however, that the protection on which we rely will be effective. Monitoring and identifying unauthorized use of our technology may prove difficult, and the cost of litigation may impair our ability to guard adequately against such infringement. Our commercial success may also depend on our products not infringing any intellectual property rights of others and on no such claims of infringement being made against us. Even if such claims are found to be invalid, the dispute process could have a materially adverse effect on our business, results of operations and prospects.

CORPORATE  HISTORY

     We were formed on January 1, 1987 by a merger pursuant to the provisions of the California Corporations Code of two predecessor corporations, Jonescast, Inc., and its wholly owned subsidiary, Genasys Software Systems, Inc. (subsequently renamed Genasys Technologies, Inc., and later changed to Forecross Corporation), each incorporated under the laws of California in June, 1982. As a result of the merger, we succeeded to the business that had been carried on by the predecessor corporations since 1982.

EMPLOYEES

     As of December 31, 1998, we had 48 employees. Of these, sixteen work primarily in our factory or on customer Factory Compile projects, ten are engaged primarily in research and development work, three are in project management, two are in technical support, seven are in quality assurance, four are in sales and marketing and six are in finance and administration. All employees are required to enter into a Confidentiality and Proprietary Rights Agreement which requires that they not disclose any confidential information, restricts their right to engage in or have an interest in competing businesses, and requires them to promptly disclose to us the product of all work done by them while employed by and for us, and to assign to us all rights in such work product.

PROPERTIES

     Our principal executive offices are located at 90 New Montgomery Street, San Francisco, California 94105, where we occupy approximately 6,200 square feet of leased space under a lease which expires in February 2002. Annual base rent under the lease is approximately $150,000. We occupy an additional 4,000 square feet space in our current location under a lease which expires in December 2001. Annual base rent for this space is approximately $143,000 per year. We also maintain a small sales office in San Diego, California, and a small apartment in San Francisco for use by our out-of-town staff while visiting the executive offices.

     On January 15, 1999, we entered into a sublease agreement, under which we sublet approximately 2,500 square feet of unused office space to a tenant for a period of seven months. This agreement was entered into with the approval of our landlord.

LEGAL  PROCEEDINGS

     We are not involved in any pending or, to our knowledge, threatened legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of business.

CHANGE  IN  ACCOUNTANTS

     On July 2, 1997, we received the resignation of our independent auditor, Coopers & Lybrand, L.L.P. Prior to receipt of the resignation, the decision to change auditors was not discussed, recommended or approved by any committee of the board of directors or by the board of directors. By resolution dated September 10, 1997, our board of directors appointed BDO Seidman, LLP as the new independent auditor of the Company, effective September 10, 1997.

     There have been no reservations in the auditor's reports of Coopers & Lybrand for the last two fiscal years reported on by Coopers & Lybrand ended September 30, 1996 and 1995. The auditor's reports of Coopers & Lybrand as of and for the years ended September 30, 1996 and 1995 were modified to reflect their conclusion that an uncertainty existed at those dates about the Company's ability to continue as a going concern.

     There were no disagreements of any kind with Coopers & Lybrand during the two fiscal years reported on by Coopers & Lybrand ended September 30, 1996 and 1995.

     Subsequent to the release of our unaudited financial statements for the quarter and six months ended March 31, 1997, Coopers & Lybrand advised us that it disagreed with our accounting for two specific transactions entered into in March 1997. Both transactions involved the licensing of software and the granting of certain exclusive marketing rights to two of the Company's distributors. It was the view of Coopers & Lybrand that we did not have sufficient information to support the allocation and recognition of revenue between the software licenses and the exclusive marketing rights because we had never sold these two elements separately. We believed that our reporting was appropriate and consistent with advice, but Coopers & Lybrand continued to disagree.

     Subsequent to the resignation of Coopers & Lybrand, we retained BDO Seidman to advise us on a recommended method of accounting for the two transactions in question as well as a subsequent similar transaction. BDO Seidman has recommended a method of accounting whereby the total dollar amount of the software license and distributor agreements will be amortized over periods commencing with the dates of their respective signing and ending December 31, 1999. We accepted this recommendation and accordingly restated our interim financial statements for the period ended March 31, 1997.

     We have authorized Coopers & Lybrand to fully respond to any inquiries of BDO Seidman concerning the disagreement.

     We have never been advised by Coopers & Lybrand that: (1) we do not have the internal controls necessary for the development of reliable financial statements; or (2) any information came to the attention of Coopers & Lybrand that led it to conclude that it could no longer rely on our management's representations, or made it unwilling to be associated with financial statements prepared by our management; or (3) there was any need to increase the scope of its audits.

     We have been advised by Coopers & Lybrand that except for the disagreement regarding the two specific transactions described above, nothing had come to the attention of Coopers & Lybrand that in its opinion materially impacts the fairness of previously audited financial statements for the fiscal years ended September 30, 1996 and 1995.

     In connection with the filing of a Registration Statement on Form 10/A, the Company in June 1998, modified its accounting policy and recognizes revenues ratably over the contractual term (including renewals) of the software license and distributor agreements. As a result, the Company restated the financial information reported in the Registration Statement from amounts previously reported.

                                 MANAGEMENT

     EXECUTIVE  OFFICERS  AND  DIRECTORS

Our  directors,  executive  officers  and  key  employees  are  as  follows:

Name                         Age  Position
---------------------------  ---  -----------------------------------------------------------
Kim O. Jones                  54  Chief Executive Officer, President and Director
Bernadette C. Castello        45  Senior Vice President, Chief Financial Officer and Director
Richard A. Carpenter          56  Director
Richard L. Currier, Jr. (1)   53  Director
Ronald Herbst                 56  Director of Customer Care
Carl H. Johnson               53  Director of Project Management
Charles T. Nelson             52  Director of Software Products
Kenneth J. Paris              52  Senior Database Specialist
Peggy A. Payne                49  Director of Migration Services

     Each of our directors is elected at our annual shareholders meeting to serve for a term of one yer or until a successor is chosen and is qualified. We anticipate that our next annual meeting will be hold on ______________.

     KIM O. JONES (54) founded Forecross Corporation together with Bernadette Castello in 1982 and has been in his present position since that time. Mr. Jones is the chief architect of our products. He has been active as a software industry entrepreneur and industry participant since 1971. Prior to the establishment of Forecross, Mr. Jones served from 1980 to 1982 as a Director and Vice President of Computer Systems Design, Inc., of San Francisco, California, in charge of software product development and marketing. In 1970 Mr. Jones co-founded Genasys Systems, Inc., a software and services firm based in San Francisco, California, for which he worked initially as Chief Technology Officer and, later, as President until 1980. From 1967 to 1970, he was a Vice President of Liberty National Bank of San Francisco, California, responsible for data processing. Mr. Jones was a member of the Board of Directors of the American Software Association, a division of the Information Technology Association of America.

     BERNADETTE C. CASTELLO (45) co-founded Forecross with Kim Jones in 1982 and has been in her present position since that time. Ms. Castello manages our day to day operations. From 1973 to 1977, Ms. Castello worked for KPMG Peat Marwick in New York, designing and managing the installation and use of some of the earliest automated applications in that firm. Thereafter, until 1980, she worked as an analyst in Peat Marwick's computer resources department. From 1980 to 1982, when she left to found Forecross with Mr. Jones, Ms. Castello was a Senior Consultant at Computer Systems Design, Inc. in San Francisco, developing applications for the financial and manufacturing industries.

     RICHARD A. CARPENTER (56) is the President of Carpenter Associates, a consulting firm which provides strategic planning and product marketing assistance to early stage software companies. Mr. Carpenter also serves as Chairman of the Board of two companies which he co-founded: Corex Technologies; and, Healthcourt Technologies. Prior to co-founding these companies, Mr. Carpenter had co-founded Index Systems (now CSC/Index) in 1969, and Index Technology (now part of Intersolv) in 1983 where he served as Chairman/CEO until its merger with Sage Software in 1991 to form Intersolv Software. Mr. Carpenter became a director in March 1998. Mr. Carpenter does not provide consulting services to any of our direct or indirect competitors.

     RICHARD L. CURRIER, JR. (53) is the Chairman of Strategic Marketing, an independent software marketing consulting firm based in Park City, Utah, which supplies strategic sales and marketing consulting services to the software industry. Mr. Currier has over 20 years of senior management experience in the software industry, including positions as Chairman of Panoramic Inc., of San Jose, California, and President of Walker Interactive Systems of San Francisco. Mr. Currier's technical background includes service as Director of Data Communications Software Development for Project Apollo of the National Aeronautics and Space Administration, and as a consultant to the Departments of Defense and Agriculture and the Executive Offices of the President of the United States. Originally engaged as a consultant to provide advice on sales and marketing strategies, Mr. Currier became a director of Forecross on October 1, 1993. He does not provide consulting services to any of our direct or indirect competitors.

     RONALD HERBST (56) joined us in December 1995 as Director of Project Management and currently serves as Director of Customer Care. From November 1993 through December 1995, Mr. Herbst was an independent software consultant providing such services as conceptual and detailed system design and implementation and system programming. From August 1993 through October 1993, Mr. Herbst was Vice President, Research and Development for Dynamic Bytes, Inc. From July 1989 through July 1993, Mr. Herbst served as Vice President, Windsor Technologies, Inc. Mr. Herbst has over twenty years of senior management experience serving the information technology industry.

     CARL H. JOHNSON (53) joined us in March 1997 as Director of Project Management. From 1993 to 1997, Mr. Johnson was Director, General Accounts for Affiliated Computer Services, Inc. From 1988 to 1993, Mr. Johnson was Manager, Corporate Applications for Amdahl Corporation. Mr. Johnson has over twenty years of senior management experience serving the information technology industry.

     CHARLES T. NELSON (52) joined us in December 1991 and has served in a variety of technical and research and development capacities. In June 1996, Mr. Nelson was named Director of Software Products. Prior to joining us, Mr. Nelson had over twenty years' experience managing and supervising software and hardware technical support activities for several large corporations.

     KENNETH J. PARIS (52) Senior Database Specialist was with us from 1989 through March 1996, and rejoined us in October 1996. From March 1996 through September 1996, Mr. Paris served as an independent software consultant to various companies, including us. Prior to joining us in 1989, Mr. Paris spent eleven years with KPMG Peat Marwick, both as Database Administrator and as director of database research and development for the consulting department of KPMG Peat Marwick's National Technology Center. From 1985 to 1986, Mr. Paris served as Director of Product Development at Pansophic Systems, Inc. of Oak Brook, Illinois. He was also for six years a member of the database committee of the American National Standards Institute (ANSI) which developed the SQL standard. Mr. Paris was the initial Conference Chairman and then President of the International DB2 Users Group.

     PEGGY A. PAYNE (49) joined us in May 1996 as Director of Migration Services. From February 1993 through May 1996, Ms. Payne was Director of Information Management and Technology for Revo Corporation. From July 1988 to February 1993, Ms. Payne was manager, information systems for Westinghouse Security Electronics. Ms. Payne has over twenty years of technical experience and has served in various capacities for technical organizations including Association of Corporate Computing Professionals, Bay Area MAPICS Users Group, and Information Technology Executives Association.

COMMITTEES  OF  THE  BOARD  OF  DIRECTORS

     Our audit committee consists of Bernadette Castello and Richard Currier. This committee has responsibility for, among other things, the planning and review of our annual and periodic reports and accounts and the involvement of our certified public accountants in that process, focusing particularly on compliance with legal requirements and accounting standards and the rules of the Commission, and the establishment of an effective system of internal financial controls. The audit committee makes recommendations to our board of directors regarding the independent certified public accountants to be nominated for ratification by our shareholders and those other matters, but the ultimate responsibility for those matters remains with our board of directors.

     Our board of directors does not currently have and does not currently intend to establish an executive committee, a compensation committee or a nominating committee, as those functions are to be performed by our entire board of directors.

DIRECTOR  COMPENSATION

     In payment for a year's service on our board, on April 6, 1998, Mr. Carpenter received options to purchase 7500 shares of our stock. These options are fully vested and exercisable at US$11.50 per share at any time within 5 years of the grant. In addition, if at the end of Mr. Carpenter's year of service, the price of Forecross stock is less than the option price, Mr. Carpenter has the option to request payment of US$1200 per board meeting in which he participated during that year. Directors receive no other compensation for service on our Board of Directors.

     Mr. Currier is paid a retainer of $817 per month for consulting services in connection with our marketing strategy. Non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with the attendance of board meetings. Non-employee directors are entitled to participate in our 1994 Stock Option Plan. During the year ended September 30, 1998, Mr. Carpenter received a stock option grant for 7,500 shares at $11.50 per share. During the year ended September 30, 1996, Mr. Currier received a stock option grant for 5,000 shares at $4.75 per share. During the year ended September 30, 1997 and during the three month period ended December 31, 1998, no options were granted to non-employee directors.

EXECUTIVE  COMPENSATION

     The following table sets forth the amount of all compensation paid by us during each of 1998, 1997 and 1996 to the person serving as our Chief Executive Officer, and to our only other executive officer, other than the Chief Executive Officer, whose compensation exceeded $100,000 during any such year. The stock options granted to the named executive officers are fully vested. The options are exerciseable at $1.43 per share and expire five years from the date of grant. There are no other long-term incentive compensation plans which require disclosure.

                                                      Long Term
                                                    Compensation -
 Name and Principal           Annual Compensation    Securities        All Other
     Position            Year   Salary    Bonus   Underlying Options  Compensation

Kim O. Jones             1998  $185,000  $  None                None          None
Chief Executive Officer  1997   156,511   51,320                None          None
                         1996   129,515     None             250,000          None

Bernadette C. Castello   1998  $185,000     None                None          None
Senior Vice President    1997   156,511   56,970                None          None
                         1996   129,515     None             250,000          None

     STOCK OPTION GRANTS IN LAST FISCAL YEAR. There were no grants of stock options to either of our named executive officers during the fiscal year ended September 30, 1998.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES. The following table sets forth for each named executive officer information regarding stock option exercises during the fiscal year ended September 30, 1998 as well as the fiscal year end value of unexercised options for each such person:

                                            Number of Securities
                                           Underlying Unexercised  Value of Unexercised In-the-Money
                                          Options at 1998 Year End    Options at 1998 Year End
---------------------------------------  --------------------------  ---------------------------
                Shares
               Acquired
                  on
Name           Exercise  Value Received  Exercisable  Unexercisable  Exercisable   Unexercisable
-------------  --------  --------------  -----------  -------------  ------------  -------------
Kim O. Jones          0               0      250,000              0  $    405,000              0
Bernadette C.
 Castello             0               0      250,000              0  $    405,000              0

EMPLOYMENT  AGREEMENTS

     The  Company  has  entered  into  no  employment  agreements.

RESTRICTED  STOCK  PURCHASE  PLAN

     In June 1993, the Board of Directors approved the 1993 Restricted Stock Purchase Plan. The Plan allows employees and consultants to purchase shares of our common stock at a price not less than the fair value. The maximum aggregate number of shares which may be sold under the Plan is 1,000,000 shares of common stock. During the year ended September 30, 1994, 50,000 shares were sold under the Plan. No shares were sold under the Plan in 1998, 1997 1996, or 1995.

     Shares purchased under the Plan are subject to a right of repurchase by us at the original purchase price upon the termination of the purchaser's employment or consulting relationship with us. Except for the initial stock purchases in 1993, for which the vesting commenced on June 25, 1992, the right to repurchase generally lapses at the rate of one-third (1/3) after one year from the date of purchase, and one-thirty-sixth (1/36) of the original number of shares purchased per month thereafter. At September 30, 1998 and 1997, no shares are subject to our repurchase option under this provision. No shares were repurchased during the years ended September 30, 1998, 1997 or 1996.

     In partial consideration for stock purchased under the Plan, we received promissory notes with an aggregate balance of $7,973 as of September 30, 1996. These notes were paid in full during 1997.

EMPLOYEE  STOCK  OPTION  PLAN

     In April 1994, the board of directors approved the 1994 Stock Option Plan, whereby employees and consultants may be granted incentive and non-statutory stock options. Depending on the employee's stock ownership percentage, incentive stock options are granted with exercise prices ranging from 100% to 110% of the fair value of stock at the date of grant. Depending on stock ownership percentage, non-statutory stock options are granted with exercise prices ranging from 85% to 110% of the fair value of stock at the date of grant. The maximum aggregate number of shares of common stock which may be optioned and sold under the plan is 950,500. The term of each option is that stated in each specific option agreement provided that the term does not exceed ten years from the date of grant (five years in the case of an optionee already owning common stock representing 10% or more of the voting power). As of December 31, 1998, options for the purchase of 697,300 shares of common stock at a weighted average exercise price of $3.26 per share are outstanding, options for the purchase of 688,686 shares at a weighted average exercise price of $3.16 per share are exercisable, and 239,200 shares of common stock are reserved for future grants.

PROFIT  SHARING  AND  RETIREMENT  PLANS

401(K)  PLAN

     We have a 401(k) profit sharing plan covering substantially all employees, under which employees may defer their eligible compensation up to the statutorily and 401(k) plan prescribed limits and have the amount of such deferral contributed to the 401(k) plan. Employees who have completed one year of service may receive a matching contribution from us up to a maximum of 4% of the participant's eligible compensation. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code. Participants in the 401(k) plan direct the investment of their individual account balances among the various offered investment funds. Our cost of the 401(k) profit sharing plan was $73,499, $66,670 and $25,556 in the fiscal years ended September 30, 1998, 1997 and 1996, and $17,473 and $6,557 in the three months ended December 31, 1998 and 1997, respectively.

MONEY  PURCHASE  PENSION  PLAN

     We also have a Money Purchase Pension Plan. We were required to contribute 10% of total participant compensation through December 1992 and 6% of total participant compensation from January 1, 1993 through December 31, 1994. Effective January 1, 1995, contributions to the Pension Plan were discontinued as we now contribute to the 401K Plan as described above. There were no contributions to this Plan during 1998, 1997 or 1996. Our cost of the Pension Plan was $12,736 in the fiscal year ended September 30, 1995.

BOARD  ACTION  AND  POWERS

     Our Articles of Incorporation in effect on completion of this offering provide that, unless otherwise determined by a resolution of our board of directors, our board of directors shall consist of not less than three nor more than five members.

     The board of directors may at any time appoint any person to be a director either to fill a vacancy or as an additional director, provided that the number of directors does not exceed five. Any person so appointed by the board of directors shall hold office only until the next annual general meeting of shareholders and shall then be eligible for election by the shareholders.

     Directors shall not be required to hold any of our shares by way of qualification. A director who is not a shareholder shall nevertheless be entitled to attend and speak at shareholders' meetings.

     Indemnification and Insurance. Every director or other officer of our company (excluding certified public accountants) shall be indemnified by us out of our own funds against all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office. This indemnification includes (without prejudice to the generality of the foregoing) any liability incurred by him in investigating, preparing for and defending any inquiries or investigation, claim or proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer, director, or employee of our company and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability with respect to any such act or omission in which relief is granted to him by a court. In that regard, we shall have the power to advance funds to any such officer, director or employee in payment of all costs, charges, losses, expenses, and liabilities incurred by him in investigating, preparing for or defending any such inquiries, investigations, claims or proceedings whatsoever. Our ability to indemnify our officers and directors from liability is limited by the provisions of the Corporations Code of California. In addition, the board of directors shall have power to purchase and maintain insurance for or for the benefit of any person who is or was at any time a director or officer of any "relevant company" (as defined below) or who is or was at any time a trustee of any pension fund or 401K plan in which employees of any relevant company are interested including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution and/or discharge of his or her duties and/or in the exercise or purported exercise of his or her powers and/or otherwise in relation to his or her duties, power, or offices in relation to any relevant company, or any such pension fund or employees' share scheme. For purposes of this paragraph, "relevant company" shall mean us, any holding company of ours or any other body, whether or not incorporated, in which we or such holding company or any of our predecessors or predecessors of such holding company has or had any interest whether direct or indirect or which is in any way allied to or associated with us, or any of our subsidiaries, or of such other body.

     At present, there is no pending litigation or proceeding involving a director or executive officer of ours where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under the provisions, described above, or otherwise, we have been advised that in the opinion of the Commission, this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of December 31, 1998 by
(1) each person we know to beneficially own 5% or more of the outstanding shares of our Common Stock, (2) each of our directors, (3) each of our executive officers named in the summary compensation table above, and (4) all directors and officers as a group. Except as indicated in the table below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the address of each beneficial owner is c/o Forecross Corporation, 90 New Montgomery Street, San Francisco, California 94105.

                                                             Number of Shares
                                                               Beneficially     Percent of Class
Name of Owner                                                      Owned       Beneficially Owned
-----------------------------------------------------------  ----------------  ------------------

Kim O. Jones                                                        2,168,344               18.4%
Bernadette C. Castello                                              2,173,944               18.5%
Richard A. Carpenter                                                   32,100                0.3%
Richard L. Currier, Jr.                                                 5,000                0.0%
All directors and executive officers as a group (4 persons)         4,379,388               37.2%

     Mr. Jones' holdings as of December 31, 1998 Include a fully vested and exerciseable stock option covering 250,000 shares.

     Ms. Castello's holdings as of December 31, 1998 Include a fully vested and exerciseable stock option covering 250,000 shares.

     Mr. Carpenter's address is 25 Marion Street, Hingham, Massachusetts 02043. His holdings include a fully vested and exerciseable stock option covering 7,500 shares.

     Mr. Currier's address is P.O. Box 770-369, Park City, Utah 84060. His holdings include a fully vested and exerciseable stock option covering 5,000 shares.

     The holdings of all directors and executive officers as a group include fully vested and exerciseable stock options covering 512,500 shares. The percentage of class beneficially owned was calculated on the basis of 11,773,612 shares of our common stock outstanding as of December 31, 1998.


                             RELATED PARTY TRANSACTIONS

NOTES  RECEIVABLE  FROM/PAYABLE  TO  OFFICERS:

     As of December 31, 1998, we had the following notes receivable from/payable to certain of our executive officers:

     (1) In December 1997, we borrowed $350,000 from Kim O. Jones, our Chief Executive Officer, under an unsecured promissory note due December 30, 1999. The note bears interest at 24.0% per annum.

     (2) In February 1998, we borrowed $225,000 from Bernadette C. Castello, our Senior Vice President, under an unsecured promissory note due February 28, 2000. The note bears interest at 24.0% per annum.

     (3) The Company has a note receivable from Kim O. Jones, Chief Executive Officer, of $65,429, with interest at 10%, due December 31, 1997. This represents the balance due from amounts advanced at various times between 1987 and 1993 principally to assist in the purchase of a principal residence by Mr. Jones. The note receivable and accrued interest receivable were paid in full on December 31, 1997.

     As of September 30, 1998, the accrued interest payable to Mr. Jones and Ms. Castello was an aggregate of $95,537.

SOFTWARE  LICENSES  AND  DISTRIBUTORSHIPS:

     We have entered into agreements with several entities for licenses and distributorship arrangements for our year 2000 software products, Assess/2000 and Complete/2000, and related services. The distributors are related to each other through some common ownership and management; a shareholder of ours who owns less than 1% of our securities and is not an officer or director of our Company, is a founding investor and officer of each of the other entities.

     To our knowledge, at least one other shareholder of Forecross who owns less than 5% of our securities and is not an officer or director of our Company, is also an investor in at least one of the Distributors. As of September 30, 1996, this shareholder pledged 150,000 shares of his stock in our Company as collateral for $800,000 due under the terms of the first of the contracts; the entire amount was collected in January 1997.

     Under the distributorship agreements, the distributors receive territorially exclusive rights to market year 2000 renovation projects to be performed by us using our Complete/2000 software, and year 2000 assessment projects to be performed either by us or by the distributor using the Assess/2000 software.

PURCHASED  SOFTWARE:

     During the year ended September 30, 1997, we commissioned and purchased a $150,000 data analysis module for use with our year 2000 software products. The software developer is an entity owned in part by our senior vice president, another employee of ours, and another shareholder.

                          DESCRIPTION OF SHARE CAPITAL

GENERAL

     Our authorized capital stock consists of 20,000,000 shares of common stock, no par value. There were 11,773,612 shares of common stock issued and outstanding as of December 31, 1998. In January 1999, we sold an additional 418,333 shares of our common stock in a private placement. There are 12,191,945 shares of common stock outstanding as of the date of this prospectus. There are also 300,000 warrants and 697,300 options to purchase shares of common stock presently outstanding.

COMMON  STOCK

     Our authorized share capital consists of 20,000,000 shares of common stock, no par value per share As of the date of this prospectus, 12,191,945 of our shares are issued and outstanding. Upon the completion of this offering, 12,191,945 shares will be issued and outstanding, assuming that none of the outstanding warrants are exercised.

     Holders of our shares of common stock are entitled to receive dividends ratably, if, as and when declared by the directors, and to participate ratably in any distribution of property or assets on our liquidation, winding up or other dissolution. The shares of common stock have no preemptive or conversion rights. There are no provisions in our Articles of Incorporation or By-Laws, or any provisions of the laws of the State of California to which we are subject, that would discourage a business combination or other takeover of us.

     Holders of our shares of common stock are entitled to one vote per share at all meetings of shareholders. The holders of our common stock do not have cumulative voting rights. Accordingly, holders of more than half of the outstanding shares of common stock can elect all of the directors to be elected in any election, if they choose to do so. In such event, the holders of the remaining shares of common stock would not be able to elect any directors. The board of directors is empowered to fill any vacancies and the board created by the resignation, death or removal of directors.

WARRANTS

     There are presently outstanding warrants to purchase 30,000 shares of common stock at an exercise price of $.75 per share. These warrants were issued in connection with the private placement in January, 1999. They have a five-year term and expire on January 18, 2004. There are also outstanding warrants to purchase 270,000 shares of common stock at an exercise price of $4.60 per share. These warrants expire on December 31, 1999. Certain relatives of our President, not his parents, spouse, brothers, sisters or their children, are the holders of those warrants.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our Articles of Incorporation limit the liability of officers and directors to the fullest extent permitted by the California Corporations Code. In addition, the Articles of Incorporation provide that we shall indemnify our directors and officers to the fullest extent permitted by the California Corporations Code.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

TRANSFER  AGENT

     The transfer agent for the common stock is Continental Stock Transfer and Trust Company, New York, New York.

                       SHARES ELIGIBLE FOR FUTURE SALE

     There can be no assurance that a significant public market for any of our securities will be sustained after this offering. Sales of the shares of common stock covered by this prospectus in the public market or otherwise, or the possibility of those sales occurring, could adversely affect prevailing market prices of our stock or our future ability to raise capital through an offering of equity securities. We are unable to predict the number of shares covered by this prospectus that will be sold, whether in the public markets or under Rule 144 under the Securities Act or otherwise, as this will depend on the market price of our securities, personal circumstances of the seller, and other factors.

     Upon the completion of this offering, we will have 12,191,945 shares of common stock issued and outstanding, assuming that none of the outstanding warrants or options are exercised.

     The 418,333 shares that were issued in a private placement in January, 1999 and the 30,000 shares issuable upon exercise of the warrant issued in connection with that private placement and the shares which may be acquired upon exercise of our other outstanding warrants and options, are "restricted securities," as defined in Rule 144 under the Securities Act. These restricted securities were issued and sold by us in private transactions in reliance on exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

     In general, under Rule 144, as amended, beginning 90 days after the completion of this offering, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner who is not an affiliate of ours, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares, 12,191,945 shares following this offering, or (2) the average weekly trading volume of the shares during the four calendar weeks preceding that sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate of ours, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Non-affiliates may resell securities issued under Rule 701 in reliance on Rule 144 without having to comply with Rule 144's public information, holding, volume, and notice requirements. Our affiliates may resell securities issued under Rule 701 in reliance on Rule 144 without compliance with Rule 144's holding period requirements.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each selling stockholder, the number of shares owned by the selling stockholder, and the number of shares which may be offered for resale pursuant to this prospectus. The information included below is based upon information provided by the selling stockholders. The actual number of shares owned or offered could be materially less or more than such estimated amount depending upon factors which cannot be predicted at this time and, if required, will be reflected in a supplement to this prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after such offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated, none of the selling stockholders has had a material relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their respective shares. Percentages in the table below are based on 12,121,945 shares of our common stock outstanding as of January 31, 1999, plus 697,300 options and 300,000 warrants exerciseable within 60 days of Jannuary 31, 1999.

                                    SHARES         NUMBER OF SHARES     SHARES
                                OWNED PRIOR TO    WHICH MAY BE SOLD  OWNED  AFTER
                                 THE OFFERING                        THE  OFFERING
                              -------------------                    ---------------
NAME                           NUMBER    PERCENT   IN THIS OFFERING  NUMBER  PERCENT
----------------------------  ---------  --------  ----------------  ------  -------
Avalon Research Inc.          30,000(2)         %            30,000       *        *
Kien Hean Chen and Yung                                                   *        *
  San Chen                      26,666          %            26,666
Constance Fretz IRA             10,000          %            10,000       *        *
Stanley A. Steiner, Trustee     26,666          %            26,666       *        *
Pinetree Capital Corporation   100,000          %           100,000       *        *
Lancaster Investment
  Partners, LP                  50,000          %            50,000       *        *
William B. Fretz IRA            10,000          %            10,000       *        *
The William B. Fretz, Jr.
  Irrevocable Deed of Trust
  FBO Heather Nicole Fretz       5,000          %             5,000       *        *
The William B. Fretz, Jr.
  Irrevocable Deed of Trust
  FBO Christopher Bradley
  Fretz                         10,000          %            10,000       *        *
Keith Fretz                     20,000          %            20,000       *        *
David S. Callan IRA             10,000          %            10,000       *        *
EDJ Limited                    100,000          %           100,000       *        *
Larry Colvin                    50,000          %            50,000       *        *
_________________

*  Represents  less  than  1%  of  our  outstanding  shares  of  common  stock.

     The holdings of Avalon Research include the number of shares of common stock that would be owned by it if it had exercised its warrants to purchase shares of our common stock in full as of the date hereof.

     The actual number of shares that may be received by the selling stockholders and resold hereby could differ materially from the foregoing estimated amounts depending upon factors which cannot be predicted at this time. If required, the actual number of shares to be received by the selling stockholders will be reflected in a supplement to this prospectus.

                              PLAN OF DISTRIBUTION

     All or a portion of the shares offered hereby may be sold, from time to time, by the selling stockholders in or more transactions on the Nasdaq OTCBB or any other market on which our shares are traded, in transactions independent of the Nasdaq OTCBB, in separately negotiated transactions, or otherwise. Such sales may be made either at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The shares may be sold by the selling stockholders by one or more of the following methods, without limitation:

     - block trades in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     - an exchange distribution in accordance with the rules of such exchange;

     - ordinary brokerage transactions and transactions in which a broker may solicit purchasers;

     -    privately negotiated transactions;

     -    short sales; and

     -    a combination of any of the above methods of sale.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or, if a broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated which may be less than, or in excess of, those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire the shares as principal may then resell those shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, on the Nasdaq OTCBB or any other market on which our shares are traded, in transactions independent of the Nasdaq OTCBB, in separately negotiated transactions, or otherwise, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with such resales, the broker-dealers may pay to or receive from the purchasers of those shares compensation as described above.

     Any or all of the sales or other transactions involving the common stock described above, whether effected by a selling stockholder, any broker dealer or others, may be made pursuant to this prospectus. In addition, any shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     In order to comply with the securities laws of certain states, if applicable, the shares of common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers.

     The selling stockholders and any broker dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any commissions received by them and any profit received by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of one business day prior to the commencement of that distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders. All of the foregoing may limit the marketability of the shares.

     To our knowledge, no underwriting arrangements have been entered into by the selling stockholders with respect to their shares as of the date hereof. Upon notification of us by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each that selling stockholder and of the participating broker or dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or the discounts or concessions allowed to the broker or dealer, where applicable, (e) that the broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (f ) other facts material to the transaction.

     We will maintain the effectiveness of the registration statement of which this prospectus is a part until the earlier of (1) 90 days after the effective date of the registration statement, or (2) such time as all the shares of common stock registered hereby have been sold or are no longer subject to volume or manner of sale restrictions under the Securities Act.

     We and the selling stockholders each have agreed to indemnify each other and our respective officers and directors and certain other persons against liabilities in connection with any offering of the shares, including liabilities arising under the Securities Act.

     By agreement with the selling stockholders, we will pay all of the expenses incurred in connection with the registration of the common stock, estimated to be approximately $__________, other than underwriting commissions, discounts and counsel fees and expenses.


                                  LEGAL MATTERS

     The validity of the common stock offered by this prospectus and certain legal matters relating to this offering will be passed on for us by Greenberg Traurig, New York, New York

                                     EXPERTS

     Our financial statements and schedule included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports, which contain an explanatory paragraph regarding the Company's ability to continue as a going concern, and which appear elsewhere herein and in the registration statement, and are included in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.


                              ADDITIONAL INFORMATION

     We have filed with the Commission a registration statement on Form S-1 under the Securities Act, with respect to the securities offered by this prospectus. In this prospectus we generally refer to that registration statement, together with all amendments, exhibits and schedules to that registration statement, as "the registration statement."

     As  is  permitted  by  the  rules  and  regulations of the Commission, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to us, and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, in each instance, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference.

     We are subject to the reporting requirements of the Securities Exchange Act of 1934. In accordance with the requirements, we file annual reports on Form 10-K, quarterly reports on Form 10-Q and other information under cover of Form 8-K with the Commission. Our reports and other information may be inspected and copied at the following public reference facilities maintained by the
Commission:

     -    450 Fifth Street, N.W., Washington, D.C. 20549

     - Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661

     -    7 World Trade Center, Room 1400, 13th Floor, New York, New York 10048.

     Copies of this material may also be obtained from the Public Reference Room of the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1 (800) 732-0330. Our filings, including the registration statement of which this prospectus is a part, will also be available to you on the Commission's Internet site (http://www.sec.gov).

                        FORECROSS  CORPORATION
                  INDEX  TO  FINANCIAL  STATEMENTS


                                                                     Page
                                                                     ----
  Report of BDO Seidman, LLP, Independent Certified Public           F-2
Accountants

Balance Sheets as of September 30, 1998 and 1997, and December 31,
1998 (Unaudited)                                                     F-3

Statements of Operations for Each of the Three Years in the Period
Ended September 30, 1998, and the Three Month Periods Ended
December 31, 1998 and December 31, 1997 (Unaudited)                  F-4


Statements of Stockholders' Equity (Deficit) for Each of the Three
Years in the Period Ended September 30, 1998, and the Three Month
Period Ended  December 31, 1998 (Unaudited)                          F-5

Statements of Cash Flows for each of the Three Years in the Period
Ended September 30, 1998, and the Three Month Periods Ended
December 31, 1998 and 1997 (Unaudited)                               F-6

Notes to the Financial Statements                                    F-7
                                                                   Through
                                                                     F-16

Schedule II                                                          F-17

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS'

To  the  Stockholders  and  Board  of  Directors  of  Forecross  Corporation



We have audited the accompanying balance sheets of Forecross Corporation as of September 30, 1998 and 1997, and the related statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended September 30, 1998. We have also audited the Schedule listed in the accompanying index. These financial statements and the Schedule are the responsibility of Forecross Corporation's management. Our responsibility is to express an opinion on these financial statements and the Schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and the Schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and the Schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Forecross Corporation at September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.

Also, in our opinion, the Schedule presents fairly in all material respects the information set forth herein.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained recurring losses from operations and has net capital deficiencies and negative working capital at September 30, 1998. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans as to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                             /s/  BDO  Seidman,  LLP
                                                  BDO  SEIDMAN,  LLP
                                                  San  Francisco,  California



November  19,  1998

                              FORECROSS CORPORATION
                                 BALANCE SHEETS


                                                  September 30,      December 31,
                                                1998        1997         1998
                                             ----------  ----------  ------------
                                                                     (Unaudited)
 ASSETS
Current assets:
Cash                                         $   98,249  $  275,243  $     42,244
Accounts receivable, including unbilled
receivables of  $489,808, $1,754,691, and
418,464, net of allowances of  $136,650,
300,340, and $136,650, respectively
 (Note 3)                                     1,170,117   2,112,982       710,481

Current portion of notes receivable from
officers (Note 4)                                     -     112,504             -
Other current assets                             49,628     128,582        50,686
                                             ----------  ----------  ------------
  Total current assets                        1,317,994   2,629,311       803,411

Equipment and furniture, net
(Notes 2,  4 and 5)                             568,235     540,804       492,242

Notes receivable from officers, net, less
current portion (Note 4)                              -      37,013             -
Notes receivable from others                     67,131      63,150        66,661
Other assets                                     42,359      30,773        43,015
                                             ----------  ----------  ------------
  Total assets                               $1,995,719  $3,301,051  $  1,405,329
                                             ==========  ==========  ============

                             LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Accounts payable                                     $   224,991   $   452,651   $   193,605
Accrued compensation and related benefits (Note 11)      235,135       152,421       209,019
Accrued liabilities                                       73,301        89,518       108,651
Accrued commissions and distributors' fees
  (Note 4)                                             1,228,375       639,138     1,250,559
Payable to factor (Note 6)                               467,734             -       678,691
Accrued warranty costs                                   205,975        96,589       199,612
Capital lease obligations due within one year             20,103             -        20,839
Current portion of notes payable to officers,
  net                                                          -             -       360,194
Deferred revenue (Notes 2 and 4)                         598,193       756,229       715,877
                                                     ------------  ------------  ------------
  Total current liabilities                            3,053,807     2,186,546     3,737,047
Deferred revenue, less current portion (Notes
  2 and 4)                                             1,545,417     2,110,417     1,404,166
Notes payable to officers, net, less current
  portion (Note 4).                                      631,392             -       235,070
Capital lease obligations, less current portion           41,667             -        36,471
                                                     ------------  ------------  ------------
  Total liabilities                                    5,272,283     4,296,963     5,412,754
                                                     ------------  ------------  ------------
Commitments and contingencies (Notes 2
  and 12)
Shareholders' deficit (Notes 8, 9 and 10):
Common stock, no par value; authorized
  20,000,000 shares; issued and outstanding
  11,763,612, 11,751,612 and 11,773,612                4,715,515     4,667,515     4,753,765
Accumulated deficit                                   (7,992,079)   (5,663,427)   (8,761,190)
                                                     ------------  ------------  ------------
Total shareholders' deficit                           (3,276,564)     (995,912)   (4,007,425)
                                                     ------------  ------------  ------------
  Total liabilities and shareholders' deficit .      $ 1,995,719   $ 3,301,051   $ 1,405,329
                                                     ============  ============  ============

The  accompanying  notes  are  an  integral  part of these financial statements.

                                            FORECROSS CORPORATION
                                           STATEMENTS OF OPERATIONS


                                                                                       For the Three Months
                                                     For the Years Ended                       Ended
                                                        September 30,                      December 31,
                                              1998          1997          1996          1998          1997
                                                                                    (Unaudited)   (Unaudited)
                                          ------------  ------------  ------------  ------------  ------------
Net revenues (Notes 2, 3 and 4):
Services and maintenance                  $ 6,623,752   $ 4,930,456   $ 2,199,672   $   623,665   $ 1,247,988
Software licenses and distributorship
  fees-related parties                        545,000       844,582       200,000       136,250       136,250
                                          -----------   ------------  ------------  ------------  -----------
  Total net revenues                        7,168,752     5,775,038     2,399,672       759,915     1,384,238
Cost of services and maintenance,
  including fees to related parties of
  346,000, $213,000, $0, $31,000 and
  49,000, respectively (Notes 2 and 4)      4,419,347     3,366,608     1,431,489       642,606     1,153,265
                                          ------------  ------------  ------------  ------------  ------------
Gross margin                                2,749,405     2,408,430       968,183       117,309       230,973
                                          ------------  ------------  ------------  ------------  ------------
Operating expenses:
Sales and marketing, including fees to
  related parties of $1,037,000,
  640,000, $0, $107,000, and
  148,000, respectively (note 4)            1,838,126     1,490,479       711,545       224,860       337,780
Research and development                    1,520,709     1,006,768       253,743       218,038       457,394
General and administrative                  1,413,312       887,039       332,500       309,534       268,822
                                          ------------  ------------  ------------  ------------  ------------
Total operating expenses                    4,772,147     3,384,286     1,297,788       752,432     1,063,996
                                          ------------  ------------  ------------  ------------  ------------
Loss from operations                       (2,022,742)     (975,856)     (329,605)     (635,123)     (833,023)
Interest and other expense, net              (305,110)      (68,855)     (129,141)     (133,988)      (26,137)
                                          ------------  ------------  ------------  ------------  ------------
Loss before provision for income           (2,327,852)   (1,044,711)     (458,746)     (769,111)     (859,160)
  taxes
Provision for income taxes (Note 7)              (800)         (800)       (2,300)            -             -
                                          ------------  ------------  ------------  ------------  ------------
  Net loss                                $(2,328,652)  $(1,045,511)  $  (461,046)  $  (769,111)  $  (859,160)
                                          ============  ============  ============  ============  ============

Net loss per share - basic and diluted    $     (0.20)  $     (0.09)  $     (0.04)  $     (0.07)  $     (0.07)
                                          ============  ============  ============  ============  ============
Weighted Average Shares used in            11,761,920    11,681,035    11,370,804    11,766,112    11,758,112
                                          ============  ============  ============  ============  ============
computing per share data

   The  accompanying  notes  are an integral part of these financial statements.

                                        FORECROSS CORPORATION
                                 STATEMENTS OF SHAREHOLDERS' DEFICIT

                                                             Notes
                                                           Receivable
                                       Common Stock           from        Accumulated     Total
                                    Shares      Amount     Shareholders     Deficit       Deficit
                                  ----------  ----------  --------------  ------------  ------------
Balances at October 1, 1995       10,904,362  $3,176,818  $     (19,040)  $(4,156,870)  $  (999,092)
Issuance of common stock upon
 exercise of  warrants, net of
 stock issuance costs of  $2,328
 (Note 8)                            551,250     328,422              -             -       328,422
Payments received from
 shareholders (Note 9)                     -           -         11,067             -        11,067
Net loss                                   -           -              -      (461,046)     (461,046)
                                  ----------  ----------  --------------  ------------  ------------
Balances at September 30, 1996    11,455,612   3,505,240         (7,973)   (4,617,916)   (1,120,649)
Issuance of common stock for
 cash, net of  stock issuance
 costs of   $5,275 (Note 8)          282,000   1,122,725              -             -     1,122,725
Issuance of common stock upon
 exercise of options (Note 10)        14,000      39,550              -             -        39,550
Payments received from
 shareholders (Note 9)                     -           -          7,973             -         7,973
Net loss                                   -           -              -    (1,045,511)   (1,045,511)
                                  ----------  ----------  --------------  ------------  ------------
Balances at September 30, 1997    11,751,612   4,667,515              -    (5,663,427)     (995,912)
Issuance of common stock upon
 exercise of warrants (Note 8)        12,000      48,000              -             -        48,000
Net loss                                   -           -              -    (2,328,652)   (2,328,652)
                                  ----------  ----------  --------------  ------------  ------------
Balances at September 30, 1998    11,763,612   4,715,515              -    (7,992,079)   (3,276,564)
Value assigned to issuance of
 common  stock and extension
 of warrant term in exchange
 for  registration rights and
 certain   other consideration
 (Note 8)  (Unaudited)                10,000      38,250              -             -        38,250
Net loss (Unaudited)                       -           -              -      (769,111)     (769,111)
                                  ----------  ----------  --------------  ------------  ------------
Balances at December 31, 1998     11,773,612  $4,753,765  $           -   $(8,761,190)  $(4,007,425)
                                  ==========  ==========  ==============  ============  ============
(Unaudited)

   The  accompanying  notes  are an integral part of these financial statements.

                                              FORECROSS CORPORATION
                                            STATEMENTS OF CASH FLOWS


                                                            For the Years                For the Three Months
                                                         Ended September 30,              Ended December 31,
                                                  1998          1997         1996         1998          1997
                                              ------------  ------------  ----------  ------------  ------------
                                                                                      (Unaudited)   (Unaudited)
Increase (decrease) in cash resulting from:
Cash flows from operating activities:
Net loss                                      $(2,328,652)  $(1,045,511)  $(461,046)  $  (769,111)  $  (859,160)
Adjustments to reconcile net loss to  net
 cash provided by (used in) operating
 activities -
Provision for uncollectible amounts               124,952       300,000      (3,160)            -             -
Value of common stock issued and value
assigned to extension of warrant term                   -             -           -        38,250             -
Depreciation and amortization                     277,938       115,873      53,918        75,993        49,470
Changes in operating assets and liabilities-
Accounts receivable                               529,611    (2,020,177)   (199,067)      459,636      (314,121)
Other assets and accrued interest on notes
receivable from officers                          175,191      (148,552)     (9,021)       (1,394)       91,345
Accounts payable and accrued liabilities          939,270       471,082     233,974        25,697       254,138
Deferred compensation                                   -      (156,834)          -             -             -
Deferred revenue                                 (723,036)    2,713,193     128,678       (23,567)      (97,351)
                                              ------------  ------------  ----------  ------------  ------------
Net cash provided by (used in) operating
activities                                     (1,004,726)      229,074    (255,724)     (194,496)     (875,679)
                                              ------------  ------------  ----------  ------------  ------------
Cash provided by (used in) investing
activities:
Purchase of equipment and furniture              (234,423)     (577,076)    (73,812)            -       (97,722)
Loans to officers                                       -       (35,000)          -             -             -
Payments received on loans to officers                  -        35,000           -             -        81,858
Loans to key employees                                  -       (62,057)          -             -             -
Payments received on loans to key
employees                                             700           450           -           150           300
                                              ------------  ------------  ----------  ------------  ------------
Net cash provided by (used in) investing
activities                                       (233,723)     (638,683)    (73,812)          150       (15,564)
                                              ------------  ------------  ----------  ------------  ------------
Cash flows from financing activities:
Proceeds from factoring of accounts
receivable                                      4,714,085       785,200     830,400     1,090,336       760,320
Repayment of borrowings under factoring
arrangement                                    (4,246,351)     (905,200)   (710,400)     (879,379)     (386,458)
Borrowings under notes payable to officers        575,000             -           -             -       350,000
Repayment of notes payable to officers                  -        (6,800)          -       (67,420)            -
Repayment of capitalized leases                   (29,279)            -           -        (5,196)            -
Repayment of notes payable                              -      (458,023)    (45,000)            -             -
Net proceeds from issuance of  common
shares                                             48,000     1,162,275     328,422             -        48,000
Payments received from shareholders                     -         7,973      11,067             -             -
                                              ------------  ------------  ----------  ------------  ------------
Net cash provided by financing activities       1,061,455       585,425     414,489       138,341       771,862
                                              ------------  ------------  ----------  ------------  ------------
Net increase (decrease) in cash                  (176,994)      175,816      84,953       (56,005)      119,381
Cash at beginning of period                       275,243        99,427      14,474        98,249       275,243
                                              ------------  ------------  ----------  ------------  ------------
Cash at end of period                         $    98,249   $   275,243   $  99,427   $    42,244   $   155,862
                                              ============  ============  ==========  ============  ============

The  accompanying  notes  are  an  integral  part of these financial statements.

                              FORECROSS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

            (INFORMATION FOR DECEMBER 31, 1998 AND 1997 IS UNAUDITED)

1.  OPERATIONS:

     Forecross Corporation is a publicly held California corporation whose common stock is traded on the Nasdaq Over-the-Counter/ Bulletin Board market. Prior to October 28, 1998, its common stock had been traded on the Vancouver Stock Exchange. The Company provides comprehensive automated conversion solutions for migrating existing software applications to new computing platforms, including downsized and client server environments. In addition, during fiscal 1996, Forecross introduced its Assess/2000 and Complete/2000 automated conversion software products and related services and methodologies, which address the year 2000 problem. The year 2000 problem exists because many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed before the impact of the upcoming change in the century was fully appreciated by their developers. If not corrected, many computer applications could fail or create erroneous results. Forecross year 2000 software products assist in identifying, analyzing and correcting these problems in a highly automated manner. The Company's migration services and software products have been designed to meet the specialized requirements of management information systems departments of medium-sized to large commercial and governmental organizations. Forecross also licenses its Assess/2000 software product for use by customers and distributors (see Note 4). Forecross customers include banks and other industrial and commercial corporations in Canada, the United States and Europe.

BASIS  OF  PRESENTATION  AND  GOING  CONCERN:

     Through December 31, 1998, the Company sustained recurring losses from operations and, at December 31, 1998, had a net capital deficiency and a net working capital deficiency. These conditions raise substantial doubt about its ability to continue as a going concern. During fiscal 1999, Forecross expects to meet its working capital and other cash requirements with cash derived from operations, short-term receivables and other financing as required, and software license fees from organizations desiring access to its various product offerings. The Company's continued existence is dependent on its ability to achieve and maintain profitable operations by controlling expenses and obtaining additional business. Management believes that the combination of increased automation of its services for both migration projects and year 2000 renovation projects, the creation of potential year 2000 renovation products to address additional software languages, and cost reduction actions implemented in late fiscal 1998 and early fiscal 1999 should improve its profitability in fiscal 1999. However, there can be no assurance that the Company's efforts to achieve and maintain profitable operations will be successful. Additionally the Company is highly dependent on revenues from year 2000 contracts. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DEPENDENCE  ON  YEAR  2000  REVENUES:

     The growth in revenues in fiscal 1998 and 1997 resulted in large part from increased demand for Assess/2000 and Complete/2000 services and licenses as awareness of the year 2000 century date conversion problem has grown. Year 2000 services and related revenue increased from 8% in the year ended September 30, 1996 to 42% of total revenues in the year ended September 30, 1997, and 62% of total revenues for the year ended September 30, 1998. Should the demand for the Company's year 2000 solutions and products decline significantly as a result of new technologies, competition or any other factors, its professional services fees and license revenues would be materially and adversely affected. Forecross anticipates that demand in the year 2000 market will decline, perhaps rapidly, following the year 1999.

     Forecross has experienced a decline in its core migration services. The Company considers this a temporary development resulting from the pressure placed on many of its prospective customers to address their year 2000 problem to the exclusion of most or all other non-mission-critical projects. Nonetheless, it is the Company's strategy to leverage customer relationships and knowledge of customer application systems derived from its year 2000 services solutions to continue to grow its migration and other products and services beyond the year 2000 market. However, there can be no assurance that this strategy will be successful, and should Forecross be unable to market other products and services as demand in the year 2000 market declines, whether as a result of competition, technological change or other factors, the business, results of operations and financial condition of the Company will be materially and adversely affected.

     Forecross markets its products and services to customers for managing the maintenance and redevelopment of mission-critical computer software systems. As noted above, a large and increasing portion of the Company's business is devoted to addressing the year 2000 problem, which affects the performance and reliability of many mission-critical systems. The Company's agreements with its customers typically contain provisions designed to limit its exposure to potential product and service liability claims. It is possible, however, that the limitation of liability provisions contained in these customer agreements may not be effective as a result of existing or future federal, state, local or foreign laws or ordinances or unfavorable judicial decisions. Although Forecross has not experienced any material product or service liability claims to date, the sale and support of our products and services may entail the risk of such claims, particularly in the year 2000 market, which could be substantial in light of the use of its products and services in mission-critical applications. A successful product or service liability claim brought against Forecross could have a material adverse effect upon the business, operating results and financial condition of the Company.

2.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES:

USE  OF  ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures; contingent assets and liabilities at the date of the financial statements; and, the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ from those estimates. The most significant estimates subject to future uncertainties are those relating to calculations of percentage of completion for projects in process and estimations of warranty liability. It is at least reasonably possible that the significant estimates used will change within a year.

CASH:

     Forecross maintains its cash balances with one financial institution. At times, such balances may be in excess of the FDIC insurance limit.

EQUIPMENT  AND  FURNITURE:

     Equipment and furniture is recorded at cost. Depreciation and amortization is calculated using the straight-line method over the assets' estimated useful lives, which range from three to five years. Leasehold improvements are amortized over the shorter of useful life or life of the lease, generally five years.

CAPITALIZED  SOFTWARE  COSTS:

     Costs incurred internally in creating computer software products to be sold, leased, or otherwise marketed are charged to expense when incurred as research and development until technological feasibility has been established for the product. Thereafter, the Company capitalizes such costs until the product is available for general release to customers and amortized based on either estimated current and future revenue for each product or straight-line amortization over the remaining estimated life of the product, whichever produces the higher expense for the period. Purchased computer software to be sold, leased, or otherwise marketed is treated the same if it has no alternative future use, or, if it has an alternative future use, it is capitalized when acquired and amortized over its estimated useful life. No costs have been capitalized for internally developed software products because the amount of development costs eligible for capitalization was not significant. Non-capitalizeable development and marketing costs related to the software licenses are included in research and development expense or sales and marketing expense, as discussed in "Net Revenues and Cost of Services and Maintenance" below.

     The Company has capitalized certain purchased software technology rights (see Note 4) which can be used both in connection with its internally developed software products and in alternative standalone applications. Accordingly, these rights are included with other purchased software in fixed assets, and are being amortized over their estimated useful life of three years. Amortization of these purchased software technology rights was $50,000 and $12,500 in the years ended September 30, 1998 and 1997.

LONG-LIVED  ASSETS:

     Long-lived assets are assessed for possible impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, or whenever management has committed to a plan to dispose of the assets. Such assets are carried at the lower of book value or fair value as estimated by management based on appraisals, current market value, and comparable sales value, as appropriate. Assets to be held and used affected by such impairment loss are depreciated or amortized at their new carrying amount over the remaining estimated life; assets to be sold or otherwise disposed of are not subject to further depreciation or amortization. In determining whether an impairment exists, Forecross uses undiscounted future cash flows compared to the carrying value of the asset.

NET  REVENUES  AND  COST  OF  SERVICES  AND  MAINTENANCE:

     The Company's migration projects have ranged from six to eighteen months in duration. Its year 2000 projects have ranged from two to eighteen months in duration, although they are typically much shorter than migration projects. Revenues for migration services and year 2000 assessment or renovation projects are recognized using the percentage of completion method in the ratio that actual costs incurred to date bear to total estimated costs at completion. Provisions for estimated losses on uncompleted contracts are recognized in the period in which the likelihood of such losses is determined. Reserves provided for estimated adjustments of contract revenues are included as reductions of gross revenues. Cost of revenues is primarily comprised of subcontractors' fees and salaries and benefits of employees assigned to the contracts, and distributors' fees. Subcontractors' fees, salaries and benefits are allocated based on the amount of time devoted to each contract by the subcontractors and employees; distributors' fees are accrued based on revenues earned for specific projects for which the distributors provide services. Billings are issued based upon specific contractual terms which may or may not relate to the percentage of completion for the respective contracts. Unbilled receivables represent revenue recognized in excess of amounts billed. Amounts for billings in excess of revenue recognized are included in deferred revenue.

     Forecross has authorized several exclusive distributor agreements for specified areas for its Complete/2000 automated conversion software products and related services and methodologies. Under the agreements, the distributor retains exclusive rights for the territory for a specified period. In addition, Forecross licenses the rights to use its Assess/2000 software, which as of September 30, 1998, had been sold primarily to the exclusive distributors above. Once collectibility of the distributor and license fees is reasonably assured, and if there are no significant post-delivery obligations, the Company recognizes the fees associated with the exclusivity and the software license ratably over the contractual term (including renewals), generally five years, commencing with the date of the respective signing of the agreements. Costs associated with the licenses for Assess/2000 have been included in research and development expense as such costs did not qualify for capitalization. Costs associated with the marketing and negotiation of distributor customer proposals and/or sales contracts have been included in sales and marketing expense.
Revenues for technical and sales training, maintenance and support are recognized ratably over the term of the support period.

RESEARCH  AND  DEVELOPMENT  EXPENSE:

     Research and development costs are expensed as incurred. In prior years, certain research and development projects have been funded in part by customers. In such cases, the Company retains ownership of the resulting products, which are developed for resale to multiple customers; both the initial and subsequent customers acquire licenses to use the developed products. During the three years ended September 30, 1998, and during the three months ended December 31, 1998, there were no such customer funded research and development projects.

WARRANTY  EXPENSE:

     Forecross provides a reserve for warranty costs based upon estimates of such related costs and expenses. The reserve is accrued ratably as revenues are earned. The accrued warranty reserve is amortized over the related warranty period for the respective contract, typically a period of three to six months for application migration projects, and one year for year 2000 projects. Amortization for year 2000 projects will commence January 1, 2000.

INCOME  TAXES:

     The  Company  accounts  for  income  taxes  in accordance with Statement of
Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The provision for income tax expense is the tax payable for the period plus the change during the period in deferred tax assets and liabilities.

NET  LOSS  PER  SHARE:

     Basic earnings per share is computed by dividing income or loss available to common shareholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Due to the losses, there were no includable equivalents in any period presented.

     Securities outstanding at December 31, 1998, the future potential dilutive effect of which would be dependent upon the exercise price of the securities and the market price of the Company's common stock at that time, include warrants to purchase 270,000 shares of common stock and options to purchase 697,300 shares of common stock. See Note 8 "Common Stock" and Note 10 "Stock Option Plan" for details on these securities.

STOCK-BASED  COMPENSATION:

     Effective October 1, 1996, Forecross adopted the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which requires pro forma disclosure of net income and earnings per share as if the SFAS No. 123 fair value method had been applied. The Company continues to apply the provisions of Accounting Principles Board
(APB) Opinion No. 25, Accounting for Stock Issued to Employees, for the preparation of our basic financial statements.

FINANCIAL  INSTRUMENTS:

     At September 30, 1998 and 1997, the Company's financial instruments consist of cash, and accounts and notes receivable. The carrying value of cash and accounts receivable approximate fair value based upon the liquidity and short-term nature of the assets. The carrying value of notes receivable substantially approximate fair value based upon current market interest rates, the short-term maturity of certain of the notes and relative amounts owed. The fair value of the our notes payable to officers cannot be currently determined, as similar borrowing sources and terms are unavailable.

RECLASSIFICATIONS:

     Certain prior-period amounts have been reclassified to conform to current period presentation.

OTHER  RECENTLY  ISSUED  ACCOUNTING  STATEMENTS:

     During 1997, the Financial Accounting Standards Board (FASB)released SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130, which is effective for fiscal years beginning December 15, 1997, establishes standards for reporting and display of comprehensive income and its components in an entity's financial statements. The objective of SFAS No. 130 is to report a measure of all changes in the equity of an enterprise that result from transactions and other economic events of the period. Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS No. 130 does not address issues of recognition or measurement for comprehensive income and its components. Therefore, it had no impact on the Company's financial condition or results of operation upon adoption as of October 1, 1998 for the Company's year ending September 30, 1999.

     In 1997, the American Institute of Certified Public Accountants released Statement of Position (SOP) 97-2, which provides revised guidance for recognizing revenue on certain software transactions. This SOP is required to be adopted in fiscal years beginning after December 15, 1997, and, thus, has been adopted for the year ending September 30, 1999. Forecross believes that its policies for recognizing revenue on software transactions are in compliance with the requirements of SOP 97-2, and that the new guidance will not have a material effect upon our financial condition or results of operations.

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprises. SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     SFAS No.131 is effective for financial statements for periods beginning after December 15, 1997, and, thus, was adopted for the year ending September 30, 1999. The Company believes that it operates under one business segment and has already substantially complied with the required financial statement disclosures. Results of operations and financial position were unaffected by implementation of this standard.

     In October 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132, which is effective for fiscal years beginning after December 31, 1997, revises employers' disclosures about pensions and other postretirement benefits. It does not change the measurement of recognition of those plans, and, accordingly, had no effect on results of operations and financial position when SFAS No. 132 was adopted for the Company's year ending September 30, 1999.

3.  CONCENTRATIONS  OF  CREDIT  RISK  AND  FOREIGN  SALES:

     The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable as the majority of our customers are large, well-established companies. Four customers accounted for approximately 30%, 17%, 14% and 12% of the accounts receivable balance at September 30, 1998, and four customers accounted for approximately 23%, 17%, 13% and 12% at September 30, 1997. Additionally, three customers, including revenues from the Company's Distributors treated as resulting from one customer (see Note 4), accounted for approximately 40%, 12% and 10% of total revenues for the fiscal year ended September 30, 1998. Four customers, including revenues from our Distributors treated as resulting from one customer (see Note 4), accounted for 17%, 15%, 11% and 10% of total revenues for the fiscal year ended September 30, 1997, and four customers accounted for 20%, 14%, 13% and 10% of total revenues for the fiscal year ended September 30, 1996. Net revenues from Canadian and European customers were as follows:

         For the Years Ended September 30,
         ---------------------------------
                1998  1997  1996
                ----------------
Canada          2%     9%    15%
Europe          1%     1%    --

4.  RELATED  PARTY  TRANSACTIONS:

     Forecross has certain transactions with related parties in the ordinary course of business as set forth below.

NOTES  RECEIVABLE  AND  PAYABLE:

     Notes  receivable  and  payable  from  officers  consist  of the following:

                                                      September 30,
                                                      1998       1997
                                                   ----------  --------
10% Uncollateralized notes receivable from
president, due December 31, 1997                   $      --   $ 65,429
5.7 to 10% Uncollateralized notes receivable from
Senior Vice President, due in varying amounts
through September 30, 1999                            37,013     53,442
Accrued interest receivable                            2,132     30,646
                                                   ----------  --------
Total receivable from officers                        39,145    149,517
                                                   ----------   -------
24% Uncollateralized notes payable to president,
due December 30, 1999                               (350,000)        --
24% Uncollateralized notes payable to senior vice
president, due February 28, 2000                    (225,000)        --
Accrued interest payable                             (95,537)        --
                                                   ----------
Total payable to officers                           (670,537)        --
                                                   ----------
Notes receivable from (payable to) officers, net    (631,392)   149,517
Less current portion under original terms                 --    112,504
                                                   ----------  --------
                                                   $(631,392)  $ 37,013
                                                   ==========  ========

SOFTWARE  LICENSES  AND  DISTRIBUTORSHIPS:

     The Company has entered into agreements with several entities (the "Distributors") for licenses and distributorship arrangements for its year 2000 software products, Assess/2000 and Complete/2000, and related services. The Distributors are related to each other through some common ownership and management; a shareholder of the Company who owns less than 1% of its outstanding securities and is not an officer or director of Forecross, is a founding investor and officer of each of the other entities.

     At least one other shareholder of Forecross, who owns less than 5% of its outstanding securities and is not an officer or director of Forecross, is also an investor in at least one of the Distributors. As of September 30, 1996, this shareholder pledged 150,000 shares of Company stock as collateral for $800,000 due under the terms of the first of the contracts; the entire amount was collected in January 1997.

     Under the distributorship agreements, the Distributors receive territorially exclusive rights to market year 2000 renovation projects to be performed by Forecross using the Complete/2000 software, and year 2000 assessment projects to be performed either by Forecross or the Distributor using the Assess/2000 software. In exchange for sales and marketing services and support, customer contact, project management services and staffing for a portion of the on-site work, the Distributor generally receives a fee equal to 25% of collected revenues. Forecross allocates those fees 25% to cost of services and maintenance, and 75% to sales and marketing expense. The exclusivity rights under these contracts are generally for an initial one-year period, but are renewable for up to four additional years based on certain performance conditions. The Distributors generally have separate agreements for license rights for unlimited usage of the Assess/2000 product. In the case of one contract, fees payable are 50% of collected revenues until $1,500,000 has been received by the Distributor, and 25% of revenue collected thereafter. During fiscal 1998, the $1,500,000 amount had been earned, with all subsequent fees to be earned at the 25% rate.

     The licensing and distributorship fees received from the Distributors, totaling $3,125,000 and $200,000 in 1997 and 1996, respectively, have generally been deferred and recognized over a five year period commencing with the signing of the respective agreements. Of these amounts, approximately $1,955,000 and $2,500,000 is deferred at September 30, 1998 and 1997 respectively. Additional fees of approximately $672,000 for training programs, annual software maintenance, and customer support were received in 1997; of this amount, approximately $155,000 and $332,000 is deferred at September 30, 1998 and 1997 respectively. The year 2000 project fee expense related to the distributor contracts, included in cost of revenues in the accompanying statements of operations, was approximately $346,000, $213,000 and $0 for the years ended September 30, 1998, 1997 and 1996, respectively. The year 2000 expenses related to the distributor contracts, included in sales and marketing expenses, were approximately $1,037,000, $640,000 and $0 for the years ended September 30, 1998, 1997 and 1996, respectively.

PURCHASED  SOFTWARE:

     During the year ended September 30, 1997, Forecross commissioned and purchased a $150,000 data analysis module for use with its year 2000 software products. The software developer is an entity owned in part by the senior vice president, another employee of the Company, and another shareholder.

5.  EQUIPMENT  AND  FURNITURE:

     Equipment  and  furniture  is  comprised  of  the  following:

                                                September 30,
                                           -----------------------
                                               1998        1997
                                           -----------  ----------
Computer equipment and software            $  852,137   $ 700,554
Furniture and equipment                       310,890     218,971
Leasehold improvements                         77,117      25,599
                                           -----------  ----------
                                            1,240,144     945,124
Accumulated depreciation and amortization    (671,909)   (404,320)
                                           -----------  ----------
                                           $  568,235   $ 540,804
                                           ===========  ==========

6.  PAYABLE  TO  FACTOR:

     In October 1995, Forecross entered into a recourse factoring agreement with a financial organization whereby its is able to obtain financing of up to 80% of purchased trade accounts receivable, with a maximum available limit of $1,250,000. In addition to an administrative fee of 1% of each invoice financed, the Company will incur interest at the rate of 2% per month on the outstanding gross amount of the receivables financed. The Company's obligations under this agreement have been personally guaranteed by its president and senior vice president, who are significant shareholders. At September 30, 1998 and December 31, 1998 the Company's outstanding indebtedness under the agreement was $468,000 and $679,000, respectively. There was no outstanding indebtedness under the agreement as of September 30, 1997. The agreement may be terminated by either the factor or Forecross at any time.

7.  INCOME  TAXES:

     The components of the provision for income taxes are summarized as follows:

                          For the Years Ended September 30,
                          ---------------------------------
                                  1998   1997    1996
                                  -----
Current:
State                             $ 800  $ 800  $  800
Foreign                              --     --   1,500
                                  -----
Total provision for income taxes  $ 800  $ 800  $2,300
                                  =====

The effective income tax rate differs from the statutory federal income tax rate primarily due to the full valuation allowance against our deferred tax assets arising from its net operating losses.

Significant  components  of  our  net  deferred  tax  balances  are  as follows:

                                                       September 30,
                                                -------------------------
                                                    1998          1997
                                                ------------  ------------
Deferred tax assets (liabilities):
Accrual to cash adjustment                      $ 1,236,000   $   804,000
Net operating loss carryforwards                  1,793,000     1,422,000
State taxes, net of federal benefit, and other     (147,000)     (122,000)
                                                ------------  ------------
Total deferred tax assets                         2,882,000     2,104,000
Valuation allowance                              (2,882,000)   (2,104,000)
                                                ------------  ------------
Net deferred tax assets                         $        --   $        --
                                                ============  ============

     Since the Company could not determine if it was more likely than not that the deferred tax assets would be realized, a 100% valuation allowance has been provided to eliminate the deferred tax assets at September 30, 1998 and 1997. The increase in the valuation allowance was $778,000, $552,000 and $715,000 in the years ended September 30, 1998, 1997 and 1996, respectively. Of the 1996 increase, $448,000 represented a change in the expected federal rate at date of realization from 20% to 34%.

     At September 30, 1998, Forecross has net operating loss carryforwards for federal and California state income tax purposes of approximately $4,660,000 and $2,269,000 respectively. These carryforwards expire in varying amounts between 1999 and 2012. Pursuant to the provisions of the Tax Reform Act of 1986, utilization of these net operating loss carryforwards may be subject to an annual limitation due to a greater than 50% change in the ownership of our Company within a three-year period.

8.  COMMON  STOCK:

     In connection with a May 1995 private placement in which 735,000 shares of common stock were sold, the Company issued 735,000 warrants to purchase additional shares of common stock at $.40 and $.60 per share if exercised prior to August 31, 1995 and November 30, 1995, respectively. In August 1995, warrants were exercised to purchase 183,750 shares at $.40 per share. Warrants to purchase the remaining 551,250 shares of common stock at $.60 per share were exercised in November 1995.

     In December 1996, Forecross sold 282,000 shares of common stock in a private placement resulting in proceeds of $1,128,000, and incurred $5,275 of costs related to this sale. In connection with the sale, the investors received nontransferable warrants to purchase an additional 282,000 shares of common stock. The warrants are exercisable for a period of two years, at a price of $4.00 per share during the first year and at $4.60 per share during the second year. During the year ended September 30, 1998, warrants to purchase 12,000 shares of common stock were exercised, resulting in proceeds of $48,000.

     In December 1998, in exchange for the surrender of certain demand registration rights currently held by the warrant holders, and certain other consideration, the Board of Directors approved the following: a one year extension to December 31, 1999 of the expiration date of warrants to purchase the remaining 270,000 shares of common stock at $4.60 per share; and, the issuance of 10,000 shares of common stock to the warrant holders. Under FAS 123, the value attributable to the extension of the term of the warrants was determined to be $27,000, and the value of the common stock was determined to be $11,250. Those amounts have been included in other expense in the statement of operations for the three months ended December 31, 1998.

9.  RESTRICTED  STOCK  PURCHASE  PLAN:

     In June 1993, the Board of Directors approved the 1993 Restricted Stock Purchase Plan (the "Plan"). The Plan allows employees and consultants to purchase shares of the Company's common stock at a price not less than the fair value. The maximum aggregate number of shares which may be sold under the Plan is 1,000,000 shares of common stock. During the year ended September 30, 1994, 50,000 shares were sold under the Plan. No shares were sold under the Plan in 1998, 1997, 1996, or 1995.

     Shares purchased under the Plan are subject to a right of repurchase by Forecross at the original purchase price upon the termination of the purchaser's employment or consulting relationship with the Company. Except for the initial stock purchases in 1993, for which the vesting commenced on June 25, 1992, the right to repurchase generally lapses at the rate of one-third (1/3) after one year from the date of purchase, and one-thirty-sixth (1/36) of the original number of shares purchased per month thereafter. At September 30, 1998 and 1997, no shares are subject to repurchase under this provision. No shares were repurchased during the years ended September 30, 1998, 1997 or 1996.

     In partial consideration for stock purchased under the Plan, the Company received promissory notes with an aggregate balance of $7,973 as of September 30, 1996. These notes were paid in full during 1997.

10.  STOCK  OPTION  PLAN:

     In April 1994, the Board of Directors approved the 1994 Stock Option Plan, whereby employees and consultants may be granted incentive and non-statutory stock options. Depending on the employee's stock ownership percentage, incentive stock options are granted with exercise prices ranging from 100% to 110% of the fair value of stock at the date of grant. Depending on stock ownership percentage, non-statutory stock options are granted with exercise prices ranging from 85% to 110% of the fair value of stock at the date of grant. The maximum aggregate number of shares of common stock which may be optioned and sold under the plan is 950,500. The term of each option is that stated in each specific option agreement provided that the term does not exceed ten years from the date of grant (five years in the case of an optionee already owning common stock representing 10% or more of the voting power).

Stock  option  activity  under  the  Plan  is  as  follows:

                                                    OPTIONS OUTSTANDING

                                                                                   WEIGHTED
                                   SHARES                             AGGREGATE      AVG.
                                 AVAILABLE    NO. OF     PRICE PER     EXERCISE    EXERCISE
                                 FOR GRANT    SHARES       SHARE        PRICE        PRICE
                                 ----------
Balance, September 30, 1995        908,000     42,500   $      2.00  $    85,000   $    2.00
Granted during 1996               (561,500)   561,500     1.43-4.75    1,007,125        1.79
Canceled during 1996                10,000    (10,000)         2.00      (20,000)       2.00
                                 ----------             -----------  ------------  ---------
Balance, September 30, 1996        356,500    594,000     1.43-4.75    1,072,125        1.80
Granted during 1997               (131,800)   131,800    9.70-19.00    1,809,010       13.73
Exercised during 1997                   --    (14,000)    2.00-9.70      (39,550)       2.83
Canceled during 1997                 8,500     (8,500)    2.00-4.75      (33,500)       3.94
                                 ----------             -----------  ------------  ---------
Balance, September 30, 1997        233,200    703,300    1.43-19.00    2,808,085        3.99
Granted or repriced during 1998   (164,800)   164,800    8.02-11.50    1,663,996       10.10
Exercised during 1998                   --         --            --           --          --
Canceled during 1998               144,300   (144,300)   4.75-19.00   (1,915,710)      13.28
                                 ----------             -----------  ------------  ---------
Balance, September 30, 1998        212,700    723,800    1.43-11.50    2,556,371        3.53
                                 ==========  =========  ===========  ============  =========

The following table summarizes information with respect to stock options outstanding at September 30, 1998.

                                                         NUMBER
                NUMBER      WEIGHTED AVG.   WEIGHTED   EXERCISABLE  WEIGHTED
RANGE OF    OUTSTANDING AT    REMAINING       AVG.         AT         AVG.
EXERCISE    SEPTEMBER 30,    CONTRACTUAL    EXERCISE    SEPTEMBER   EXERCISE
PRICE            1998        LIFE (YEARS)     PRICE     30, 1998      PRICE
----------  --------------  --------------  ---------  -----------  ---------

1.43-$2.00         517,500            2.40  $    1.45      517,500  $    1.45
4.75                52,500            3.17       4.75       52,500       4.75
8.02-11.50         153,800            4.24      10.12      118,686      9.945
1.43-11.50         723,800            2.85  $    3.53      688,686  $    3.16

     In April 1998, at the request of the Board of Directors, the Vancouver Stock Exchange approved a repricing of the options then outstanding at $15.35 and $19.00 per share to $11.15 per share, which equaled the market price at the date of the repricing grant. Other terms of those options remain the same.

     In June 1998, at the request of the Board of Directors, the Vancouver Stock Exchange approved a repricing of the options then outstanding at $9.70 and $12.70 per share to $8.02 per share, which equaled the market price at the date of the repricing grant. Other terms of those options remain the same.

Forecross applied APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for the option plan. Accordingly, no compensation cost has been recognized for our stock option plan. Had compensation cost for our stock option plan been determined consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net loss and net loss per share would have been the pro forma amounts indicated below:

                                          Years Ended September 30,
                                     ----------------------------------
                                      1998          1997          1996
Net loss             As reported  $(2,328,652)  $(1,045,511)  $  (461,046)
                     Pro forma     (2,893,374)   (2,043,097)   (1,038,641)

Net loss per share-  As reported        (0.20)        (0.09)        (0.04)
basic and diluted
                     Pro forma          (0.25)        (0.18)        (0.09)

     The fair value of stock option grants is amortized over the vesting period. The average fair values of options granted during the years ended September 30, 1998, 1997 and 1996 (including repriced options) were $2.35, $10.09 and $1.03, respectively. The fair value was estimated as of the date of grant using a modified Black-Scholes option pricing method based upon the following weighted average assumptions:

                              September 30,
                          -------------------
                          1998   1997   1996
                          -------------------
Expected life (years)      2.1    2.5    2.5
Expected volatility        116%   125%   102%
Risk free interest rate   5.60%  6.22%  5.70%

11.  PROFIT  SHARING  AND  RETIREMENT  PLANS:

     Forecross has a 401(k) profit sharing plan covering substantially all employees, and match employee salary deferrals up to a maximum of 4% of the participant's eligible compensation. The Company's cost of the 401(k) profit sharing plan was $73,499, $66,670 and $25,556 in the fiscal years ended September 30, 1998, 1997 and 1996, respectively.

     Forecross also has a Money Purchase Pension Plan (Pension Plan). It was required to contribute 10% of total participant compensation through December 1992 and 6% of total participant compensation from January 1, 1993 through December 31, 1994. Effective January 1, 1995, contributions to the Pension Plan were discontinued as the Company now contributes to the 401K Plan as described above. There were no contributions to this Plan during 1998, 1997 or 1996.

12.  LEASE  COMMITMENTS:

     Forecross leases office space and equipment under operating leases. Rent expense under operating leases was $354,684, $184,344 and $125,820 in the fiscal years ended September 30, 1998, 1997 and 1996, respectively. As of September 30, 1998, future minimum lease payments under operating leases are as follow:

Years Ending September 30,

1999                        $  331,564
2000                           315,923
2001                           312,726
2002                            94,550
2003                               209
                            ----------
                            $1,054,972
                            ==========

13.   SUPPLEMENTAL  DISCLOSURES  OF  CASH  FLOW  INFORMATION:

                                                    Three Months Ended
                                                       December 31,
                    Years Ended September 30,           (Unaudited)
                 ------------------------------     ------------------
                   1998        1997       1996       1998       1997
                 --------     -------    -------    -------    -------
Interest paid    $220,053    $290,648    $59,647    $30,712    $31,295

SUPPLEMENTAL  DISCLOSURE  OF  NON-CASH  INVESTING  AND  FINANCING  ACTIVITIES:

                                                                          Three Months Ended
                                                                              December 31,
                                              Years Ended September 30,       (Unaudited)
                                            ----------------------------  ------------------
                                              1998      1997      1996      1998      1997
                                            --------  --------  --------  --------  --------
Outstanding travel advances converted to
a note receivable from the Senior Vice
President                                   $     -   $37,013   $     -    $     -  $     -
Writeoff of accounts receivable against
accrued distributors' fees related thereto  288,302         -         -          -        -
Acquisition of equipment and furniture                                           -        -
through capital lease                        70,946         -         -
Accrued interest on notes payable to         93,405         -         -     31,292      300
officers

                                   SCHEDULE II
                                   -----------

                              FORECROSS CORPORATION
                        VALUATION AND QUALIFYING ACCOUNTS

ALLOWANCES  AGAINST  RECEIVABLES:

                                 Additions
                           ----------------------
                                       Charges to     Deductions -
                            Balance,   Revenues or    Write-offs  Balance, End
                          Beginning of  Costs and     Charged to     of
                             Period    Expenses(1)     Reserve     Period
                          -----------  -----------  -----------  -----------
Year Ended September 30,

1998                        $300,340     $124,952     $288,642     $136,650
1997                             340      300,000            -      300,340
1996                           3,500            -        3,160          340

(1) Certain Allowances Related To Contract Estimations For Amounts Of Revenue Recognized On Percentage-Of-Completion Basis Are Charged Directly To Revenues. See Summary Of Significant Accounting Policies

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO
GIVE ANY  INFORMATION  OR  TO  REPRESENT  ANYTHING  NOT
CONTAINED  IN  THIS  PROSPECTUS.  YOU  MUST NOT RELY ON
ANY  UNAUTHORIZED  INFORMATION  OR  REPRESENTATIONS.
NEITHER THE DELIVERY OF THIS PROSPECTUS  NOR  ANY  SALE
MADE UNDER THIS PROSPECTUS IMPLIES THAT THERE HAS  BEEN
NO  CHANGE  IN  OUR  AFFAIRS  SINCE  THE  DATE OF  THIS
PROSPECTUS OR THAT THE INFORMATION  CONTAINED  IN  THIS
PROSPECTUS IS CORRECT AS OF ANY DATE  SUBSEQUENT TO THE
DATE  OF THIS PROSPECTUS.  THIS PROSPECTUS  IS AN OFFER
TO SELL ONLY THE SECURITIES  OFFERED  HEREBY, BUT  ONLY
UNDER CIRCUMSTANCES AND IN JURISDICTIONS  WHERE  IT  IS
LAWFUL TO DO SO.  THE  INFORMATION  CONTAINED  IN  THIS
PROSPECTUS IS CURRENT  ONLY  AS  OF  ITS  DATE.

_____________________________________________

      TABLE OF CONTENTS                                    448,333  Shares

                                                   Page
                                                   ----
Prospectus  Summary
Risk  Factors                                                Common  Stock
Use  of  Proceeds
Dividend  Policy
Capitalization
Dilution                                                     [INSERT  LOGO]
Selected  Financial  Data
Management's Discussion and Analysis of
  Financial Condition and Results of Operations
Business                                                  FORECROSS  CORPORATION
Management
Principal  Stockholders
Related  Party  Transactions
Description  of  Share  Capital                             _______________
Shares Eligible for Future Sale                                Prospectus
Selling Stockholders                                        _______________
Plan of Distribution
Legal Matters
Experts
Additional Information
Index to Financial Statements                       F-1

_____________________________________________

 UNTIL  ________,  1999 (25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING  TRANSACTIONS IN THE
REGISTERED  SECURITIES,  WHETHER  OR  NOT PARTICIPATING
IN  THIS  DISTRIBUTION,  MAY BE REQUIRED TO  DELIVER  A
PROSPECTUS.  THIS  DELIVERY  REQUIREMENT IS IN ADDITION
TO  THE OBLIGATIONS OF DEALERS TO DELIVER A  PROSPECTUS
WHEN ACTING  AS  UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD  ALLOTMENTS  OR  SUBSCRIPTIONS.                               ,  1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

Item  13.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The following table sets forth all costs and expenses payable by Forecross Corporation in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee  $xxx
Accounting fees and expenses                          xxx
Legal fees and expenses                               xxx
Printing and engraving expenses                       xxx
Transfer agent and registrar fees                     xxx
Blue Sky fees and expenses                            xxx
Miscellaneous expenses                                xxx
Total                                                $xxx

Item  14.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

          Article ________ of the Articles of Incorporation of Forecross Corporation eliminates the personal liability of directors and/or officers to Forecross or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such elimination of the personal liability of a director and/or officer of Forecross does not apply to (i) any breach of such person's duty of loyalty to Forecross or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) actions prohibited under Section ____of the California Corporations Code (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of Forecross to the stockholders without the prior payment or discharge of Forecross' debts or obligations, or unlawful making or guaranteeing of loans to directors and/or officers), or (iv) any transaction from which the director derived an improper personal benefit. In addition, Article _______ of Forecross' Articles of Incorporation, and Article ____of Forecross' By-Laws, provide that Forecross shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the California Corporations Code, as amended from time to time.


Item  15.  RECENT  SALES  OF  UNREGISTERED  SECURITIES.

The following table sets forth information regarding issuances of common stock by the Company during the three years ended September 30, 1998 and during the three months ended December 31, 1998. (6).

Number Of Shares  Gross Proceeds ($U.S.)     Nature Of  Consideration
----------------  ----------------------  ----------------------------
         551,250                 330,750                     Cash (1)
         282,000               1,128,000                     Cash (2)
          14,000                  39,550                     Cash (3)
          12,000                  48,000                     Cash (4)
          10,000                  11,250                    Other (5)

1. These shares were issued in November 1995 upon the exercise of warrants issued in connection with the private placement of 735,000 common shares in May 1995. Previously, warrants for the purchase of 183,750 common shares were exercised in August 1995. The Company incurred $2,328 of costs related to this sale.

2. These shares were issued in connection with a private placement completed in December 1996 of Units consisting of one share of Common Stock and one non-transferable share purchase warrant to purchase an additional share of Common Stock for a period of two years from the date of issuance at an exercise price of $4.00 per share in the first year and $4.60 per share in the second year. The purchasers of the shares are relatives of the president of the Company, but not members of his immediate family. The Company incurred $5,275 of costs related to this sale.

3. These shares were issued during the fiscal year ended September 30, 1997 upon the exercise of stock options for 12,500 shares at $2.00 per share, and 1,500 shares at $9.70 per share.

4. These shares were issued in October and November 1997 upon the exercise of warrants issued in connection with the private placement of 282,000 shares in December 1996.

5. These shares were issued in December 1998 in exchange for the surrender of certain demand registration rights held at the time by existing warrant holders, and certain other consideration. Under FAS 123, the value of the common stock was determined to be $11,250. In addition, in connection with this issuance, the Board of Directors approved the extension to December 31, 1999 of the expiration date of warrants to purchase 270,000 shares of common stock at $4.60 per share, which warrants were originally scheduled to expire December 31, 1998. Under FAS 123 the value attributable to the extension of the term of the warrants was determined to be $27,000.

6. Subsequent to December 31, 1998, the Company issued 418,333 shares of its common stock for $0.75 per share in a private placement. As part of the private placement, the Company also issued a warrant for the acquisition of 30,000 shares of common stock.

     The Company has issued shares of its common stock to certain employees (including officers) pursuant to compensation benefit plans of the Company. The transactions described in this paragraph were exempt from the registration requirements of the Securities Act based upon Rule 701 promulgated thereunder.

Item  16.      EXHIBITS  AND  FINANCIAL  STATEMENT  SCHEDULES.

(a)     Exhibits.
---     --------

    Exhibit No.      Description
-------------------  --------------------------------------------------------------------------------
               3.1+  Restated Articles of Incorporation.
               3.2+  By-Laws.
             5.1***  Opinion of Greenberg Traurig
              10.1+  Lease Agreement, dated January 1, 1997
                     between the Company and The Canada Life Assurance Company
              10.2+  Form of Indemnification Agreement entered into
                     between the Company and each of its officers and
                     directors
              10.3+  1993 Restricted Stock Purchase Plan
              10.4+  1994 Stock Option Plan and Form of Option Agreement
              10.5*  Exclusive Distributor Agreement between the
                     Company and Gardner Solution 2000, L.L.C., and
                     Amendment
              10.6*  Exclusive Distributor Agreement between the
                     Company and Y2K Solutions, L.P.,
              10.7*  Software License Agreement between the Company
                     and Y2K Solutions, L.P.
              10.8+  Factoring Agreement, dated October 30, 1995, between the Company and Silicon Valley Financial Services
              10.9+  Lease Expansion Proposal dated November 17, 1997, between the Company and The Canada Life Assurance Company
             10.10+  Factoring Modification Agreement, dated January 13, 1998, between the
                     Company and Silicon Valley Financial Services
             10.11*  Exclusive Distributor Agreement between the Company and CY2K
                      Solutions, L.L.C.
             10.12*  Software License Agreement between the Company and CY2K Solutions, L.L.C.
             10.13*  Exclusive Distributor Agreement between the Company and PY2K
                      Solutions, L.L.C.
             10.14*  Software License Agreement between the Company and PY2K Solutions, L.L.C.
              16.1+  Notice of Change of Auditor dated September 23, 1997, issued to all holders of common shares of Forecross Corporation
              16.2+  Letter dated September 23, 1997 from BDO Seidman, LLP to the
                     British Columbia Securities Commission and to the Vancouver Stock Exchange
                     confirming the accuracy of the information contained in the Notice of Change of Auditor of Forecross Corporation dated September 23, 1997
                     Forecross Corporation dated September 23, 1997
              16.3+  Letter dated September 23, 1997 from Coopers & Lybrand, L.L.P. to the British
                     Columbia Securities Commission and to the Vancouver Stock Exchange confirming the accuracy of the information contained in the Notice of Change of Auditor of
                     Forecross Corporation dated September 23, 1997
              16.4+  Letter dated September 23, 1997 from the Board of Directors of Forecross
                     Corporation to the shareholders of Forecross Corporation, the British Columbia
                     Securities Commission and the Vancouver Stock Exchange  confirming the review of the Board of Directors of the Notice of Change of Auditor and the
                     related letter dated September 23, 1997 from BDO Seidman, LLP and Coopers &
                     Lybrand, L.L.P.
            23.1***  Consent of Greenberg Traurig (included in Exhibit 5.1)
             23.2**  Consent of BDO Seidman LLP
             27.1**  Financial Data Schedule, December 31, 1998

----------------------
     +  Previously  filed  as  part  of  the  Company's  Form  10/A,  effective  June  16,  1998.

     *  The  Company  has  requested  that  certain  portions  of  the  documents  be  given confidential  treatment.  The  entire  documents,  including  the  redacted  portions, have  been  filed  with  the  SEC.

    **  Filed  herewith.

   ***  To  be  filed  by  amendment.

Item  17.      UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on the 26th day of March 1999.

                      FORECROSS  CORPORATION

                      By  /s/  Bernadette  C.  Castello
                               ------------------------
                               Bernadette  C.  Castello
                               Senior Vice President and Chief Financial Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kim O. Jones and Bernadette C. Castello, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        SIGNATURE                          TITLE                          DATE
-----------------------  ------------------------------------------  --------------

/s/ Kim O. Jones
-----------------------  Chief Executive Officer, President and      March 29, 1999
KIM O. JONES             Director (principal executive officer)

/s/ Bernadette C. Castello
-----------------------  Senior Vice President, Chief Financial      March 29, 1999
BERNADETTE C. CASTELLO   Officer and Director (principal financial
                         and accounting officer)


-----------------------  Director                                    March 29, 1999
RICHARD A. CARPENTER

-----------------------  Director                                    March 29, 1999
RICHARD L. CURRIER, JR.

                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C.  20549


                                   __________


                                    EXHIBITS


                                       TO


                                    FORM S-1


                             REGISTRATION STATEMENT


                                      UNDER


                           THE SECURITIES ACT OF 1933


                                   __________


                              FORECROSS CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)